Filed pursuant to Rule 424(b)(2)
Registration No. 333-238958
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of Registration Fee(1)(2)
5.75% Senior Notes due 2025	$14,000,000	100%	$14,000,000	$1,817.20
Guarantee of 5.75% Senior Notes due 2025	—	—	—	(3)
(1)	The registration fee of $1,817.20 is calculated in accordance with Rule 457 of the Securities Act of 1933, as amended.
(2)	A filing fee of $38,940.00 was previously paid by the Registrant in connection with its shelf registration statement on Form S-3 (Reg. No. 333-238958) filed on June 5, 2020.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantee.

PROSPECTUS SUPPLEMENT
(to Prospectus dated June 15, 2020)

$14,000,000
5.75% Senior Notes due 2025
The senior notes in the aggregate principal amount of $14,000,000 offered pursuant to this prospectus supplement and the accompanying prospectus will mature on June 30, 2025 and bear interest at 5.75% per annum, payable semi-annually in arrears on June 30 and December 30 of each year, commencing December 30, 2020 (the “Notes”). The Notes have the same terms as the $46,000,000 of 5.75% Senior Notes due 2025 that were priced on June 16, 2020 and collectively will comprise a single issuance of $60,000,000 aggregrate principal amount of 5.75% Senior Notes due 2025. The Notes will be redeemable in whole or in part by us on or after three months prior to the maturity date at 100% of the principal amount of the Notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption. We will provide 10 to 60 calendar days’ notice of the redemption to the registered holders of the Notes. There is no sinking fund for the Notes.
The Notes will be unsecured and unsubordinated, and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The Notes will be fully and unconditionally guaranteed by our subsidiary guarantor named in this prospectus supplement.
See “Risk Factors” on page S-13 to read about important factors you should consider before buying the Notes. The Notes are not deposits of a bank and are not insured by the United States Federal Deposit Insurance Corporation or any other insurer or government agency.
Neither the Securities and Exchange Commission, any state securities commission, the FDIC, the Federal Reserve nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Underwriting Discounts(1)	Proceeds to Us Before Expenses
Per Note	100%	1.5%	98.5%
Total	$14,000,000	$210,000	$13,790,000
(1)	For certain expenses in connection with this offering. See “Underwriting (Conflicts of Interest).”
The Notes will not be listed on any national securities exchange. Currently, there is no public market for the Notes.
The underwriter expects to deliver the Notes in book-entry form on or about June 23, 2020. See “Underwriting (Conflicts of Interest).”
Sole Book-Running Manager
Raymond James

The date of this prospectus supplement is June 19, 2020.

PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition, and it updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated June 15, 2020, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. You should carefully read both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information” before investing in the Notes.
The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities, including the senior debt securities and related guarantee offered hereby, preferred stock, common stock, warrants, depositary shares, subscription rights, stock purchase contracts or units, or any combination thereof, in one or more offerings.
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information set forth in this prospectus supplement. If any information in one of these documents conflicts with any statement in another document having a later date, for example, a document that we have incorporated by reference herein, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
We have not, and the underwriter has not, authorized anyone to provide you with any information that is different or inconsistent with the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on our behalf to which we have referred you. Neither we nor the underwriter take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our Notes in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, any sale, offer to sell, or solicitation of any offer to purchase, any of the securities offered hereby, in any jurisdiction in which it is unlawful to make such an offer or solicitation.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Amerant,” “the Company,” “we,” “us,” “our” or similar references mean Amerant Bancorp Inc. and its consolidated subsidiaries. References to “Amerant Bank” or the “Bank” mean Amerant Bank, N.A., which is our wholly-owned bank subsidiary.
S-ii

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our SEC filings are also available free of charge at our website, investor.amerantbank.com under the “Financials-SEC Filings” tab. The information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.
We have filed with the SEC a registration statement on Form S-3 (File No. 333-238958) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. The registration statement, including the attached exhibits and schedules included or incorporated by reference in the registration statement, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus supplement.
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in other documents we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and the accompanying prospectus and any information filed by us with the SEC subsequent to the date of this prospectus supplement automatically will be deemed to update and supersede this information.
The following documents filed with the SEC are incorporated by reference into this prospectus supplement (other than documents or information deemed, under SEC rules, to have been “furnished” and not “filed” with the SEC, as described below):
•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 16, 2020;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 8, 2020;
•	our Current Reports on Form 8-K filed on February 24, 2020, March 4, 2020, March 20, 2020, March 20, 2020 (Form 8-K/A), May 18, 2020, June 5, 2020 and June 22, 2020;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A, filed on April 24, 2020, and the supplement to our Definitive Proxy Statement on Schedule 14A, filed on May 22, 2020; and

•	the description of our common stock set forth in our Registration Statement on Form 10 filed on June 15, 2018, as amended on June 29, 2018, July 13, 2018 and August 2, 2018.
We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:
Amerant Bancorp Inc.
Attention: Investor Relations
220 Alhambra Circle
Coral Gables, Florida 33134
(305) 460-8728
S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various of the statements made in this prospectus supplement and the accompanying prospectus, including information incorporated herein by reference to other documents, are “forward-looking statements” within the meaning of, and subject to, the protections of the Securities Act and the Exchange Act. These forward-looking statements include, without limitation, future financial and operating results; costs and revenues; economic conditions generally and in our markets and among our customer base; the challenges and uncertainties caused by the COVID-19 pandemic; the measures we have taken in response to the COVID-19 pandemic; our participation in the Paycheck Protection Program (“PPP”); loan demand; changes in the mix of our earning assets and our deposit and wholesale liabilities; net interest income and margin; yields on earning assets; interest rates and yield curves (generally and those applicable to our assets and liabilities); credit quality, including loan performance, non-performing assets, provisions for loan losses, charge-offs, other-than-temporary impairments and collateral values; the effect of redemptions of certain fixed rate trust preferred securities and related junior subordinated debt; rebranding and staff realignment costs and expected savings; market trends; and customer preferences, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled” and other similar words and expressions of the future in this prospectus supplement and the accompanying prospectus. These forward-looking statements should be read together with the “Risk Factors” included in this prospectus supplement and the accompanying prospectus, our Form 10-K for the year ended December 31, 2019, our Form 10-Q for the quarter ended March 31, 2020 and our other reports filed with the SEC. Additionally, these forward-looking statements may not be realized due to a variety of factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors, is the potential adverse effect of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its customers and the global economy and financial markets. The extent of the impact of the COVID-19 pandemic over the Company and its customers will depend on a number of issues and future developments, which, at this time, are extremely uncertain and cannot be accurately predicted, including the scope, severity and duration of the pandemic, the actions taken to contain or mitigate the impact of the pandemic, and the direct and indirect effects that the pandemic and related containment measures may have, among others. You should consider many of the risks listed in this prospectus supplement and the accompanying prospectus together with those risks and uncertainties described in “Risk Factors” in our Form 10-K for the year ended December 31, 2019, our Form 10-Q for the quarter ended March 31, 2020 and in our other filings with the SEC, as being heightened as a result of the ongoing COVID-19 pandemic.
Additional factors that may cause actual results to deviate significantly from current expectations include but are not limited to:
•
the COVID-19 pandemic has significantly impacted economic conditions globally and in the United States, could have a material adverse effect on our business, financial condition and results of operation, and the ultimate impact on our business, financial condition and results of operations, will depend on future developments and other factors that are highly uncertain and will be impacted by the scope and duration of the pandemic and actions taken by governmental authorities in response;

•
as a participating lender in the U.S. Small Business Administration (“SBA”) PPP, the Company and the Bank are subject to additional risks of litigation from the Bank’s customers or other parties regarding the Bank’s processing of loans for the PPP and risks that the SBA may not fund some or all PPP loan guaranties;

•	our strategic plan and growth strategy may not be achieved as quickly or as fully as we seek;
•	operational risks are inherent in our businesses;
•	market conditions and economic cyclicality may adversely affect our industry;
•	our profitability and liquidity may be affected by changes in interest rates and interest rate levels, the shape of the yield curve and economic conditions;
S-iv

•	our cost of funds may increase as a result of general economic conditions, interest rates, inflation and competitive pressures;
•
many of our loans and our obligations for borrowed money are priced based on variable interest rates tied to the London Interbank Offering Rate, or LIBOR. We are subject to risks that LIBOR will no longer be available as a result of the United Kingdom’s Financial Conduct Authority ceasing to require the submission of LIBOR quotes after 2021;

•	our derivative instruments may expose us to certain risks;
•
our valuation of securities and investments and the determination of the amount of impairments taken on our investments are subjective and, if changed, could materially adversely affect our results of operations or financial condition;

•	our success depends on our ability to compete effectively in highly competitive markets;
•	our success depends on general and local economic conditions where we operate;
•	severe weather, natural disasters, global pandemics, acts of war or terrorism, theft, civil unrest, government expropriation or other external events could have significant effects on our business;
•	defaults by or deteriorating asset quality of other financial institutions could adversely affect us;
•	nonperforming and similar assets take significant time to resolve and may adversely affect our results of operations and financial condition;
•	changes in the real estate markets, including the secondary market for residential mortgage loans, may adversely affect us;
•	our allowance for loan losses may prove inadequate or we may be negatively affected by credit risk exposures;
•
if our business does not perform well, we may be required to recognize an impairment of our goodwill or other long-lived assets or to establish a valuation allowance against the deferred income tax asset, which could adversely affect our results of operations or financial condition;

•	mortgage servicing rights requirements may change and require us to incur additional costs and risks;
•	we may be contractually obligated to repurchase mortgage loans we sold to third-parties on terms unfavorable to us;
•	our concentration of commercial real estate, or CRE, loans could result in further increased loan losses, and adversely affect our business, earnings, and financial condition;
•	liquidity risks could affect operations and jeopardize our financial condition;
•	certain funding sources may not be available to us and our funding sources may prove insufficient and/or costly to replace;
•	our Venezuelan deposit concentration may lead to conditions in Venezuela adversely affecting our operations;
•	our investment advisory and trust businesses could be adversely affected by conditions affecting our Venezuelan customers;
•	our brokered deposits and wholesale funding increases our liquidity risk, could increase our interest rate expense and potentially increase our deposit insurance costs;
•
technological changes affect our business including potentially impacting the revenue stream of traditional products and services, and we may have fewer resources than many competitors to invest in technological improvements;

•	the fair value of our investment securities can fluctuate due to market conditions out of our control;
•	potential gaps in our risk management policies and internal audit procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our business;
S-v

•	we may determine that our internal controls and disclosure controls could have deficiencies or weaknesses;
•
any failure to protect the confidentiality of customer information could adversely affect our reputation and subject us to financial sanctions and other costs that could have a material adverse effect on our business, financial condition and results of operations;

•	our information systems may experience interruptions and security breaches, and are exposed to cybersecurity threats;
•	future acquisitions and expansion activities may disrupt our business, dilute shareholder value and adversely affect our operating results;
•	attractive acquisition opportunities may not be available to us in the future;
•
certain provisions of our amended and restated articles of incorporation and amended and restated bylaws, Florida law, and U.S. banking laws could have anti-takeover effects by delaying or preventing a change of control that you may favor;

•	we may be unable to attract and retain key people to support our business;
•	our employees may take excessive risks which could negatively affect our financial condition and business;
•	we are subject to extensive regulation that could limit or restrict our activities and adversely affect our earnings;
•	litigation and regulatory investigations are increasingly common in our businesses and may result in significant financial losses and/or harm to our reputation;
•	we are subject to capital adequacy and liquidity standards, and if we fail to meet these standards our financial condition and operations would be adversely affected;
•	our operations are subject to risk of loss from unfavorable fiscal, monetary and political developments in the U.S. and other countries where we do business;
•	changes in accounting rules applicable to banks and financial institutions could adversely affect our financial condition and results of operations;
•
the Dodd-Frank Act currently restricts our future issuance of trust preferred securities and cumulative preferred securities as eligible Tier 1 risk-based capital for purposes of the regulatory capital guidelines for bank holding companies;

•	we may need to raise additional capital in the future, but that capital may not be available when it is needed or on favorable terms;
•	we will be subject to heightened regulatory requirements if our total assets grow in excess of $10 billion;
•	the Federal Reserve may require us to commit capital resources to support the Bank;
•	we may face higher risks of noncompliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations than other financial institutions;
•	failures to comply with the fair lending laws, Consumer Financial Protection Bureau, or CFPB, regulations or the Community Reinvestment Act could adversely affect us;
•	Fannie Mae and Freddie Mac restructuring may adversely affect the mortgage markets;
•
we adopted a new accounting principle that requires immediate recognition in the statement of income of unrealized changes in the fair value of equity securities, which includes mutual funds, increasing the volatility of our results of operations;

•	we changed our brand from “Mercantil” to “Amerant,” which could adversely affect our business and profitability;
S-vi

•	we are incurring incremental costs as a separate, public company;
•	as a separate, public company, we spend additional time and resources to comply with rules and regulations that previously did not apply to us;
•	our historical consolidated financial data are not necessarily representative of the results we would have achieved as a separate company and may not be a reliable indicator of our future results;
•
certain of our directors may have actual or potential conflicts of interest because of their equity ownership in Mercantil Servicios Financieros, C.A., or the Former Parent, or their positions with the Former Parent and us;

•	if securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of our common stock and trading volume could decline;
•	our stock price may fluctuate significantly;
•
a limited market exists for the Company’s shares of Class B common stock on the Nasdaq Global Select Market. An active trading market may not develop or continue for the Company’s shares of Class B common stock, which could adversely affect the market price and market volatility of those shares;

•	certain of our existing stockholders could exert significant control over the Company;
•	we have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding Company Shares;
•	we expect to issue more Class A common stock in the future which may dilute holders of Class A common stock;
•	holders of Class B common stock have limited voting rights. As a result, holders of Class B common stock will have limited ability to influence shareholder decisions;
•	our dual classes of common stock may limit investments by investors using index-based strategies;
•
we are an “emerging growth company,” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors;

•	we do not currently intend to pay dividends on our common stock;
•
our ability to pay dividends to shareholders in the future is subject to profitability, capital, liquidity and regulatory requirements and these limitations may prevent us from paying dividends in the future;

•	we face strategic risks as an independent company and from our history as a part of the Former Parent; and
•
the other factors and information in our Form 10-K for the year ended December 31, 2019, our Form 10-Q for the quarter ended March 31, 2020 and other filings that we make with the SEC under the Exchange Act and Securities Act.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. In addition, our past results of operations are not necessarily indicative of our future results of operations. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk Factors” beginning on page S-13 of this prospectus supplement, in our Form 10-K for the year ended December 31, 2019, in our Form 10-Q for the quarter ended March 31, 2020 and in our other filings with the SEC, which are available at the SEC’s website www.sec.gov.
S-vii

SUMMARY
This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. This summary is not complete and does not contain all of the information that may be important to you in making an investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Notes. See “Where You Can Find More Information.” You should pay special attention to the information contained under the caption titled “Risk Factors” in this prospectus supplement and “Risk Factors” in our Form 10-K for the year ended December 31, 2019, our Form 10-Q for the quarter ended March 31, 2020 and subsequent filings with the SEC to determine whether an investment in the Notes is appropriate for you.
Amerant Bancorp Inc.
Our Business
We are a bank holding company headquartered in Coral Gables, Florida, with $8.1 billion in assets, $5.7 billion in loans held for investment, $5.8 billion in deposits, $841.1 million of shareholders’ equity, and $1.6 billion in assets under management and custody as of March 31, 2020. We provide individuals and businesses a comprehensive array of deposit, credit, investment, wealth management, retail banking and fiduciary services. We serve customers in our United States markets and select international customers. These services are offered through the Bank, which is also headquartered in Coral Gables, Florida, and its subsidiaries. We own the Bank through our wholly-owned intermediate holding company, Amerant Florida Bancorp Inc. Fiduciary, investment and wealth management services are provided by the Bank’s national trust company subsidiary, Amerant Trust, N.A. (“Amerant Trust”), the Bank’s securities broker-dealer subsidiary, Amerant Investments, Inc. (“Amerant Investments”), and the Bank’s Grand Cayman based trust company subsidiary, Elant Bank & Trust Ltd. (the “Cayman Bank”).
The Bank was founded in 1979 and is the largest community bank headquartered in Florida. We currently operate 27 banking centers where we offer personal and commercial banking services. The Bank’s three primary markets are South Florida, where we operate 19 banking centers in Miami-Dade, Broward and Palm Beach counties; the greater Houston, Texas area, where we have 8 banking centers that serve the nearby areas of Harris, Montgomery, Fort Bend and Waller counties and a loan production office (“LPO”), in Dallas, Texas, which we opened in early 2019; and the greater New York City area, where we also maintain a LPO that focuses on originating CRE loans.
The Company’s Class A common stock, par value $0.10 per common share, and Class B common stock, par value $0.10 per common share, are listed and trade on the Nasdaq Global Select Market under the symbols “AMTB” and “AMTBB,” respectively.
Our History
From 1987 through December 31, 2017, we were a wholly-owned subsidiary of Mercantil Servicios Financieros, C.A., which we refer to as the Former Parent. On March 15, 2018, the Former Parent transferred 100% of our outstanding Class A common stock and Class B common stock, together, the Company Shares, to a newly created Florida common law, non-discretionary, grantor trust, which we refer to as the Distribution Trust or the Trust.
On August 10, 2018, we completed our spin-off from the Former Parent, which we refer to as the Spin-off, through the distribution of 19,814,992 shares of our Class A common stock and 14,218,596 shares of our Class B common stock, in each case adjusted for a reverse stock split completed on October 24, 2018. The shares distributed in the Distribution, or Distributed Shares, constituted 80.1% of the total issued and outstanding Company Shares of each class. As a result of the Distribution, each holder of record of the Former Parent’s Class A common stock or Class B common stock on April 2, 2018 received one share of our Class A common stock or one share of our Class B common stock for each share of the Former Parent Class A common stock or Class B common stock, respectively.
Following the Spin-off, the Former Parent retained 19.9% of our Class A common stock, the Class A Retained Shares, and 19.9% of our Class B common stock, the Class B Retained Shares, in the Distribution Trust. We refer to the Class A Retained Shares and the Class B Retained Shares, collectively, the Retained Shares.

The Company Shares began trading on the Nasdaq Global Select Market on August 13, 2018.
On December 21, 2018, we completed an initial public offering, the IPO, of 6,300,000 shares of Class A common stock. The Former Parent sold all 4,922,477 shares of its Class A Retained Shares in the IPO. We received no proceeds from the Former Parent’s sale of its Class A Retained Shares in the IPO. We sold 1,377,523 shares of our Class A common stock in the IPO and used all of the proceeds we received to repurchase 1,420,135.66 Class B Retained Shares from the Former Parent.
In March 2019, we completed the repurchase of the remaining Class B Retained Shares from the Former Parent. Following this repurchase, the Former Parent no longer owns any Company Shares.
Recent Events
COVID-19 Pandemic
On March 11, 2020, the World Health Organization recognized an outbreak of a novel strain of the coronavirus, COVID-19, as a pandemic.
On March 13, 2020, the President of the Unites States of America (U.S.) declared a national state of emergency. In response to this outbreak, the governments of many states, cities and municipalities in the U.S., including the States of Florida, New York and Texas, have taken preventative or protective actions, such as imposing restrictions on business operations and advising or requiring individuals to limit or forego their time outside of their homes.
Business Continuity Plan Activated
The health and well-being of the Company’s employees, customers, and local communities remains paramount while the Company continues to provide the necessary services and products to customers with minimal disruption.
On March 16, 2020, we activated the Company’s well-established Business Continuity Plan, or BCP. The BCP has effectively ensured the Company’s resilient platform continues to operate during these extraordinary times, and has allowed us to continue providing the quality of products and services our customers have come to expect. The plan is supported and complemented by a robust business continuity governance framework, life safety program and annual enterprise-wide exercise and training program. The Company’s BCP plan is framed based on industry best practices and regulatory guidelines and is subject to periodic testing and independent audits. As of May 1, 2020, approximately 86% of the Company’s employees were working remotely. Subsequently, the Company has implemented a plan for returning to the workplace with a phased approach following the recommendations of local authorities and health experts and incorporating increased sanitation procedures, screening protocols for entry into Company facilities as well as case monitoring and contact tracing. As of June 10, 2020, all banking centers are open to the public for regular business hours while observing social distancing and other preventive measures. All electronic channels remain fully operational.
Supporting Our Communities
Beginning on March 26, 2020, we began providing an array of tangible and meaningful support measures to support our customers and communities during the COVID-19 pandemic. These measures include waiving the Bank’s ATM fees for customers and non-customers, late payment fees on all consumer and business loans, and deposit account fees on a case-by-case basis. The Bank is also refraining from reporting negative information such as past due balances to credit bureaus, and, importantly, offering individualized loan payment assistance such as interest payment deferral and forbearance options. Additionally, in April 2020, the Bank increased its mobile check deposit limits. All of these efforts align with regulatory guidance aimed at helping customers and communities, while remaining prudent and manageable, and will continue until further notice.
CARES Act
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), an approximately $2.0 trillion COVID-19 response bill, to provide emergency economic relief to individuals, small businesses, mid-size companies, large corporations, hospitals and other public health facilities, and state and local governments, was enacted. The CARES Act allocated the SBA $350.0 billion to provide loans of up to

$10.0 million per small business as defined in the CARES Act. On April 2, 2020, the Bank began participating in the SBA’s PPP, by providing loans to these businesses to cover payroll, rent, mortgage, healthcare, and utilities costs, among other essential expenses. On April 24, 2020, the Paycheck Protection Program and Health Care Enhancement Act, adding funding to the PPP, was enacted. As of May 22, 2020, the Company had received approval for 1,885 loan applications under the PPP totaling $207.2 million.
Loan Loss Reserve and Mitigation Programs
The Company performed a comprehensive review of its loan exposures by industry to identify those most susceptible to increased credit risk as a result of the COVID-19 pandemic. The review estimated that approximately 30% of the outstanding loan portfolio as of March 31, 2020 is represented by loans to borrowers in industries, or with collateral values, that are potentially more vulnerable to the financial impact of the pandemic, and approximately 50% of which are secured with real estate collateral. The Company recorded a provision for loan losses of $22 million during the three months ended March 31, 2020 mainly as a result of the estimated deterioration of our loan portfolio caused by the COVID-19 pandemic.
The Company consistently reviews its existing credit approval practices to ensure that sound and prudent underwriting standards continue to drive the Company’s business relationships. As a result, the Company enhanced the monitoring of its entire loan portfolio and has proactively increased the frequency of periodic reviews and conversations with loan customers in anticipation of their future needs, which aligns with our relationship-centric banking model.
On March 26, 2020, the Company began offering loan payment relief options to customers impacted by the COVID-19 pandemic, including interest-only and/or forbearance options. As of May 22, 2020, loans under these programs totaled $1,181 million or 21% of total loans, with the percentage breakdown of the relief granted to the loans under these programs consisting of the following: 55% 90-day interest only, 42% 90-day no payments, and 3% 180-day interest only. In accordance with accounting and regulatory guidance, loans to borrowers benefiting from these measures are not considered Troubled Debt Restructurings (“TDRs”). The Company is closely monitoring the performance of these loans under the terms of the temporary relief granted.
Corporate Information
Our principal executive offices are located at 220 Alhambra Circle, Coral Gables, Florida 33134. Our telephone number is (305) 460-4038. We maintain a website at the address www.amerantbank.com. On our website, you can access, free of charge, our reports on Forms 10-K, 10-Q and 8-K, as well as proxy statements on Schedule 14A and amendments to the materials. Materials are available online as soon as practicable after we file them with the SEC. Additionally, the SEC maintains a website at the address www.sec.gov that contains the information we file or furnish electronically with the SEC. The information contained on our website is not incorporated by reference in, or considered part of, this prospectus supplement or the accompanying prospectus.

The Offering
The following summary of the offering contains summary information about this offering and about the Notes and is not intended to be complete. It does not contain all the information that may be important to you in making an investment decision. For a more complete understanding of the Notes, please see “Description of the Notes.” Unless otherwise indicated, the information contained in this prospectus supplement is as of the date set forth on the cover of this prospectus supplement.
Securities Offered:
5.75% Senior Notes due June 30, 2025
Issuer:
Amerant Bancorp Inc.
Aggregate Principal Amount:
$14,000,000
Prior Offering:
$46,000,000 of 5.75% Senior Notes due 2025 were priced on June 16, 2020.
Single Issuance:
The Notes have the same terms as the notes priced on June 16, 2020 in the prior offering and comprise a single issuance of $60,000,000 aggregate principal amount of 5.75% Senior Notes due 2025.
Issue Date:
June 23, 2020
Maturity Date:
June 30, 2025
Issue Price:
100% of the principal amount
Interest Rate:
5.75% annually
Interest Payment Dates:
Each June 30 and December 30, commencing December 30, 2020
Record Date:
The 15th calendar day immediately preceding the applicable Interest Payment Date
Form:
Fully-registered global notes in book-entry form
Denominations:
Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof
Subsidiary Guarantor:
Amerant Florida Bancorp Inc.
Guarantee:
The subsidiary guarantor will fully and unconditionally guarantee payment of principal of and premium, if any, and interest on the Notes. The guarantee will rank equally with all other existing and future unsecured and unsubordinated obligations of the subsidiary guarantor.
Further Issuance:
The Notes will be limited initially to $60,000,000 in aggregate principal amount. We may, however, “reopen” the Notes and issue an unlimited principal amount of additional Notes in the future without the consent of the holders.
Use of Proceeds:
We estimate that the net proceeds from the sale of the Notes offered hereby, after deducting the underwriting discounts and certain offering expenses, will be approximately $13,762,270. We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, providing capital to support the organic growth of the Bank, funding the opportunistic acquisition of similar or complementary financial service organizations and repaying outstanding indebtedness. See “Use of Proceeds” in this prospectus supplement.
Optional Redemption:
The Notes will be redeemable in whole or in part by us on or after three months prior to the maturity date at 100% of the principal amount of the Notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption. We will provide 10 to 60 calendar days’ notice of redemption to the registered holders of the Notes.
Trading:
The Notes are new issues of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange.
Conflicts of Interest:
Amerant Investments, the Bank’s securities broker-dealer subsidiary, will participate in the offering as a dealer with a concession from the public offering price of 50 basis points. Therefore, Amerant Investments is deemed to have a “conflict of interest” under FINRA Rule 5121 and, accordingly, the offering of the Notes will comply with the applicable requirements of FINRA Rule 5121. For further information, see “Underwriting (Conflicts of Interest).”
Risk Factors:
An investment in the Notes involves risks. You should carefully consider the information contained under “Risk Factors” beginning on page S-13 of this prospectus supplement, page 39 of our Annual Report on Form 10-K for the year ended December 31, 2019, and page 82 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the notes thereto, before making an investment decision.
Ranking:
The Notes will be our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will be junior to any secured indebtedness, to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries that do not guarantee the Notes, including deposit liabilities and claims of other creditors of the Bank.

Summary Selected Consolidated Financial and Other Data
The following table sets forth selected consolidated financial and other data of Amerant Bancorp Inc. for the periods ended and as of the dates indicated. The selected consolidated balance sheets as of December 31, 2019 and 2018, and the related selected consolidated statements of operations and comprehensive income, of changes in stockholders’ equity and cash flows presented below for each of the three years in the period ended December 31, 2019 is derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement from our Form 10-K for the year ended December 31, 2019. The summary selected consolidated financial data presented below as of and for the year ended December 31, 2016 has been derived from our audited consolidated financial statements which are not incorporated by reference into this prospectus supplement. The selected consolidated financial data presented below as of and for the three months ended March 31, 2020 and 2019 has been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the three months ended March 31, 2020. The summary selected consolidated financial results are not indicative of our expected future operating results.
The following summary selected consolidated financial information should be read together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, together with the historical consolidated financial statements and notes thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus.
	March 31,		Years Ended December 31,
(in thousands)	2020	2019	2019	2018	2017	2016
Consolidated Balance Sheets
Total assets	$8,098,810	$7,902,355	$7,985,399	$8,124,347	$8,436,767	$8,434,264
Total investments	1,769,987	1,701,328	1,739,410	1,741,428	1,846,951	2,182,737
Total gross loans held for investment(1)	5,668,327	5,734,438	5,744,339	5,920,175	6,066,225	5,764,761
Allowance for loan losses	72,948	60,322	52,223	61,762	72,000	81,751
Total deposits	5,842,212	5,888,188	5,757,143	6,032,686	6,322,973	6,577,365
Securities sold under agreements to repurchase	—	—	—	—	—	50,000
Junior subordinated debentures(2)	64,178	118,110	92,246	118,110	118,110	118,110
Advances from the FHLB and other borrowings	1,265,000	1,070,000	1,235,000	1,166,000	1,173,000	931,000
Stockholders' equity	841,117	778,749	834,701	747,418	753,450	704,737
Assets under management and custody(22)	1,572,322	1,693,895	1,815,848	1,592,257	1,750,535	1,870,195
	March 31,		Years Ended December 31,
(in thousands, except per share amounts)	2020	2019	2019	2018	2017	2016
Consolidated Results of Operations
Net interest income	$49,229	$55,437	$213,088	$219,039	$209,710	$191,933
(Reversal of) provision for loan losses	22,000	—	(3,150)	375	(3,490)	22,110
Noninterest income	21,910	13,156	57,110	53,875	71,485	62,270
Noninterest expense	44,867	51,945	209,317	214,973	207,636	198,303
Net income	3,382	13,071	51,334	45,833	43,057	23,579
Effective income tax rate	20.83%	21.49%	19.83%	20.38%	44.12%	30.22%
Common Share Data(3)
Stockholders’ book value per common share	$19.95	$18.02	$19.35	$17.31	$17.73	$16.59
Tangible stockholders’ equity (book value) per common share(4)	19.43	17.54	18.84	16.82	17.23	16.08
Basic earnings per common share	0.08	0.31	1.21	1.08	1.01	0.55
Diluted earnings per common share	0.08	0.30	1.20	1.08	1.01	0.55
Basic weighted average shares outstanding	42,185	42,755	42,543	42,487	42,489	42,489
Diluted weighted average shares outstanding(5)	42,533	42,914	42,939	42,487	42,489	42,489
Cash dividend declared per common share(6)	—	—	—	0.94	—	—

	March 31,		Years Ended December 31,
(in thousands, except per share amounts, percentages, and FTEs)	2020	2019	2019	2018	2017	2016
Other Financial and Operating Data
Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM)(7)	2.65%	2.96%	2.85%	2.78%	2.63%	2.48%
Net income / Average total assets (ROA)(8)	0.17%	0.65%	0.65%	0.55%	0.51%	0.29%
Net income / Average stockholders’ equity (ROE)(9)	1.61%	6.87%	6.43%	6.29%	5.62%	3.29%
Capital Indicators
Total capital ratio(10)	14.54%	14.35%	14.78%	13.54%	13.31%	13.05%
Tier 1 capital ratio(11)	13.38%	13.48%	13.94%	12.69%	12.26%	11.86%
Tier 1 leverage ratio(12)	10.82%	10.83%	11.32%	10.34%	10.15%	9.62%
Common equity tier 1 capital ratio (CET1)(13)	12.42%	11.79%	12.60%	11.07%	10.68%	10.25%
Tangible common equity ratio(14)	10.14%	9.61%	10.21%	8.96%	8.70%	8.12%
Asset Quality Indicators (%)
Non-performing assets / Total assets(15)	0.41%	0.26%	0.41%	0.22%	0.32%	0.85%
Non-performing loans /Total loans(1)(16)	0.59%	0.36%	0.57%	0.30%	0.44%	1.23%
Allowance for loan losses / Total non-performing loans(17)	218.49%	294.01%	158.60%	347.33%	267.18%	115.25%
Allowance for loan losses / Total loans(1)(17)	1.29%	1.05%	0.91%	1.04%	1.19%	1.42%
Net charge-offs/ Average total loans(18)	0.09%	0.10%	0.11%	0.18%	0.11%	0.32%
Efficiency Indicators
Noninterest expense / Average total assets(8)	2.27%	2.58%	2.64%	2.57%	2.45%	2.41%
Salaries and employee benefits/ Average total assets(8)	1.48%	1.66%	1.73%	1.69%	1.55%	1.58%
Other operating expenses/ Average total assets(8)(19)	0.79%	0.92%	0.91%	0.87%	0.89%	0.84%
Efficiency ratio(20)	63.07%	75.73%	77.47%	78.77%	73.84%	78.01%
Full-Time-Equivalent Employees (FTEs)	825	889	829	911	944	955
	March 31,		Years Ended December 31,
(in thousands, except per share amounts and percentages)	2020	2019	2019	2018	2017
Adjusted Selected Consolidated Results of Operations and Other Data(4)
Adjusted noninterest expense	44,513	51,012	204,271	201,911	202,391
Adjusted net income	3,662	13,803	53,138	57,923	48,403
Operating income	16,652	16,644	58,276	56,942	71,958
Adjusted basic earnings per common share	0.09	0.33	1.25	1.36	1.14
Adjusted earnings per diluted common share(5)	0.09	0.32	1.24	1.36	1.14
Adjusted net income / Average total assets (Adjusted ROA)(8)	0.19%	0.69%	0.67%	0.69%	0.57%
Adjusted net income / Average stockholders’ equity (Adjusted ROE)(9)	1.74%	7.25%	6.66%	7.95%	6.32%
Adjusted noninterest expense / Average total assets(8)	2.25%	2.53%	2.57%	2.41%	2.38%
Adjusted salaries and employee benefits/ Average total assets(8)	1.48%	1.66%	1.71%	1.62%	1.55%
Adjusted other operating expenses/ Average total assets(8)(19)	0.77%	0.87%	0.86%	0.78%	0.83%
Adjusted efficiency ratio(21)	62.57%	74.37%	76.39%	73.99%	74.76%
(1)	Total gross loans held for investment are net of deferred loan fees and costs.

(2)
During the year ended December 31, 2019, the Company redeemed $25.0 million of its 10.60% and 10.18% trust preferred securities and related junior subordinated debentures. On January 30, 2020, the Company redeemed all $26.8 million of its outstanding 8.90% trust preferred securities and related junior subordinated debentures.

(3)
The earnings per common share reflect the reverse stock split which reduced the number of outstanding shares on a 1-for-3 basis. See Note 15 to our audited annual consolidated financial statements in the Form 10-K for the year ended December 31, 2019 for details on reverse stock splits.

(4)
This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in “Non-GAAP Financial Measures Reconciliation” herein. No adjustments were made to the 2016 financial information.

(5)
As of March 31, 2020 and 2019 and as of December 31, 2019, potential dilutive instruments consisted of unvested shares of restricted stock and restricted stock units mainly related to the Company’s IPO in 2018, totaling 482,316, 786,213, and 530,620, respectively. These potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share at those dates, fewer shares would have been purchased than restricted shares assumed issued. Therefore, at those dates, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings for the quarter ended March 31, 2020 and 2019 and for the year ended December 31, 2019. We had no potential dilutive instruments at any period prior to December 2018.

(6)	Special cash dividend of $40.0 million paid to the Company’s former parent in connection with the Spin-off.
(7)
Net interest margin is defined as net interest income divided by average interest-earning assets, which are loans, investment securities, deposits with banks and other financial assets which yield interest or similar income.

(8)	Calculated based upon the average daily balance of total assets.
(9)	Calculated based upon the average daily balance of stockholders’ equity.
(10)	Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(11)	Tier 1 capital divided by total risk-weighted assets.
(12)
Tier 1 capital divided by quarter to date average assets. Tier 1 capital is composed of Common Equity Tier 1 (CET 1) capital plus outstanding qualifying trust preferred securities of $62.3 million and $114.1 million at March 31, 2020 and 2019, respectively, and $89.1 million at December 31, 2019 and $114.1 million at December 31, 2018, 2017 and 2016.

(13)	Common Equity Tier 1 capital (CET 1) divided by total risk-weighted assets.
(14)
Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangibles are included in other assets in the Company’s consolidated balance sheets.

(15)
Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans, restructured loans that are considered “troubled debt restructurings” or “TDRs”, and OREO properties acquired through or in lieu of foreclosure. Non-performing assets were $33.4 million and $20.5 million as of March 31, 2020 and 2019, respectively, and $33.0 million, $18.1 million, $27.3 million and $71.3 million as of December 31, 2019, 2018, 2017 and 2016, respectively.

(16)
Non-performing loans include all accruing loans past due by 90 days or more, and all nonaccrual loans and restructured loans that are considered TDRS. Non-performing loans were $33.4 million and $20.5 million as of March 31, 2020 and 2019, respectively, and $32.9 million, $17.8 million, $26.9 million and $70.9 million as of December 31, 2019, 2018, 2017 and 2016, respectively.

(17)
Allowance for loan losses was $72.9 million and $60.3 million as of March 31, 2020 and 2019, respectively, and $52.2 million, $61.8 million, $72.0 million and $81.8 million as of December 31, 2019, 2018, 2017 and 2016, respectively. See Note 5 to our audited consolidated financial statements in the Form 10-K for the year ended December 31, 2019 for more details on our impairment models.

(18)	Calculated based upon the average daily balance of outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses.
(19)	Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(20)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and net interest income.
(21)
Adjusted efficiency ratio is the efficiency ratio less the effect of restructuring and Spin-off costs and other adjustments management believes are useful to understand the Company’s performance, described in “Non-GAAP Financial Measures Reconciliation”.

(22)	Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.

Non-GAAP Financial Measures Reconciliation
Certain financial measures and ratios contained in this prospectus supplement, including “adjusted noninterest income,” “adjusted noninterest expense”, “adjusted net income”, “adjusted net income per share (basic and diluted)”, “operating income,” “adjusted return on assets (ROA)”, “adjusted return on equity (ROE)”, and other ratios appearing in the tables below are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). The Company refers to these financial measures and ratios as “non-GAAP financial measures.” The Company’s Non-GAAP financial measures are derived from the Company’s interim unaudited consolidated financial statements for the quarter ended March 31, 2020 and 2019 and the Company’s consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income, of changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2019 adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring and non-deductible Spin-off costs. These adjustments also reflect additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued into 2020, the Company’s $22 million allowance for loan losses in 2020, the after-tax gain of $2.2 million on the sale of vacant Beacon land in 2019, the after-tax gain of $7.1 million on the sale of our New York City building in 2017, and the $9.6 million charge to our deferred tax assets due to the enactment of the 2017 Tax Act in 2017.
We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued into 2020, the Company’s increase of its allowance for loan losses in 2020, the one-time gain on sale of the vacant Beacon land in the fourth quarter of 2019, the after-tax gain on the sale of our New York City building in 2017, and the charge to our deferred tax assets due to the enactment of the 2017 Tax Act in 2017. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.
The following tables sets forth the Company’s Non-GAAP financial measures.
	March 31,		Years Ended December 31,
(in thousands)	2020	2019	2019	2018	2017
Total noninterest income	$21,910	$13,156	$57,110	$53,875	$71,485
Less: gain on sale of vacant Beacon land	—	—	(2,795)	—	—
Less: gain on sale of New York building	—	—	—	—	(10,469)
Adjusted noninterest income	$21,910	$13,156	$54,315	$53,875	$61,016
Total noninterest expenses	$44,867	$51,945	$209,317	$214,973	$207,636
Less: Restructuring costs(1):
Staff reduction costs(2)	54	—	1,471	4,709	—
Legal and strategy advisory costs	—	—	—	1,176	—
Rebranding costs	—	933	3,575	400	—
Other costs	300	—	—	110	—
Total restructuring costs	354	933	5,046	6,395	—
Less spin-off costs:
Legal fees	—	—	—	3,539	2,000
Additional contribution to non-qualified deferred compen-sation plan on behalf of participants to mitigate tax effects of unexpected early distribution due to spin-off(3)	—	—	—	1,200	—
Accounting and consulting fees	—	—	—	1,384	2,400
Other expenses	—	—	—	544	845
Total spin-off costs	—	—	—	6,667	5,245
Adjusted noninterest expenses	$44,513	$51,012	$204,271	$201,911	$202,391

	March 31,		Years Ended December 31,
(in thousands, except per share amounts)	2020	2019	2019	2018	2017
Net income	$3,382	$13,071	$51,334	$45,833	$43,057
Plus after-tax restructuring costs:
Restructuring costs before income tax effect	354	933	5,046	6,395	—
Income tax effect	(74)	(201)	(1,001)	—	(1,303)
Total after-tax restructuring costs	280	732	4,045	5,092	—
Plus after-tax total spin-off costs:
Total spin-off costs before income tax effect	—	—	—	6,667	5,245
Income tax effect(4)	—	—	—	331	(2,314)
Total after-tax spin-off costs	—	—	—	6,998	2,931
Less after-tax gain on sale of vacant Beacon land:	—	—	—	—	—
Gain on sale of vacant Beacon land before income tax effect	—	—	(2,795)	—	—
Income tax effect	—	—	554	—	—
Total after-tax gain on sale of vacant Beacon land	—	—	(2,241)	—	—
Less after-tax gain on sale of New York building:
Gain on sale of New York building before income tax effect	—	—	—	—	(10,469)
Income tax effect(5)	—	—	—	—	3,320
Total after-tax gain on sale of New York building	—	—	—	—	(7,149)
Plus impact of lower rate under the 2017 Tax Act:
Remeasurement of net deferred tax assets, other than balances corresponding to items in AOCI	—	—	—	—	8,470
Remeasurement of net deferred tax assets corresponding to items in AOCI	—	—	—	—	1,094
Total impact of lower rate under the 2017 Tax Act	—	—	—	—	9,564
Adjusted net income	$3,662	$13,803	$53,138	$57,923	$48,403
Net income	$3,382	$13,071	$51,334	$45,833	$43,057
Plus: income tax expense	890	3,577	12,697	11,733	33,992
Plus: provision for loan losses	22,000	—	(3,150)	375	(3,490)
Less: securities gains, net	9,620	4	2,605	(999)	(1,601)
Operating income	$16,652	$16,644	$58,276	$56,942	$71,958
Basic earnings per share	$0.08	$0.31	$1.21	$1.08	$1.01
Plus: after-tax impact of restructuring costs	0.01	0.02	0.09	0.12	—
Plus: after-tax impact of total spin-off costs	—	—	—	0.16	0.07
Less: after-tax gain on sale of vacant Beacon land	—	—	(0.05)	—	—
Less: after-tax gain on sale of New York building	—	—	—	—	(0.17)
Plus: effect of lower rate under the 2017 Tax Act	—	—	—	—	0.23
Adjusted basic earnings per common share	$0.09	$0.33	$1.25	$1.36	$1.14
Diluted earnings per share(6)	$0.08	$0.30	$1.20	$1.08	$1.01
Plus: after-tax impact of restructuring costs	0.01	0.02	0.09	0.12	—
Plus: after-tax impact of total spin-off costs	—	—	—	0.16	0.07
Less: after-tax gain on sale of vacant Beacon land	—	—	(0.05)	—	—
Less: after-tax gain on sale of New York building	—	—	—	—	(0.17)
Plus: effect of lower rate under the 2017 Tax Act	—	—	—	—	0.23
Adjusted diluted earnings per common share	$0.09	$0.32	$1.24	$1.36	$1.14

	March 31,		Years Ended December 31,
	2020	2019	2019	2018	2017
Net income / Average total assets (ROA)	0.17%	0.65%	0.65%	0.55%	0.51%
Plus: after-tax impact of restructuring costs	0.02%	0.04%	0.05%	0.06%	—%
Plus: after-tax impact of total spin-off costs	—%	—%	—%	0.08%	0.03%
Less: after-tax gain on sale of vacant Beacon land	—%	—%	(0.03)%	—%	—%
Less: after-tax gain on sale of New York building	—%	—%	—%	—%	(0.08)%
Plus: effect of lower rate under the 2017 Tax Act	—%	—%	—%	—%	0.11%
Adjusted net income/Average total assets (Adjusted ROA)	0.19%	0.69%	0.67%	0.69%	0.57%
Net income / Average stockholders’ equity (ROE)	1.61%	6.87%	6.43%	6.29%	5.62%
Plus: after-tax impact of restructuring costs	0.13%	0.38%	0.51%	0.70%	—%
Plus: after-tax impact of total spin-off costs	—%	—%	—%	0.96%	0.38%
Less: after-tax gain on sale of vacant Beacon land	—%	—%	(0.28)%	—%	—%
Less: after-tax gain on sale of New York building	—%	—%	—%	—%	(0.93)%
Plus: effect of lower rate under the 2017 Tax Act	—%	—%	—%	—%	1.25%
Adjusted net income / Average stockholders’ equity (Adjusted ROE)	1.74%	7.25%	6.66%	7.95%	6.32%
Efficiency ratio	63.07%	75.73%	77.47%	78.77%	73.84%
Less: impact of restructuring costs	(0.50)%	(1.36)%	(1.89)%	(2.34)%	—%
Less: impact of total spin-off costs	—%	—%	—%	(2.44)%	(1.86)%
Plus: gain on sale of vacant Beacon land	—%	—%	0.81%	—%	—%
Plus: gain on sale of New York building	—%	—%	—%	—%	2.78%
Adjusted efficiency ratio	62.57%	74.37%	76.39%	73.99%	74.76%
Noninterest expense / Average total assets	2.27%	2.58%	2.64%	2.57%	2.45%
Less: impact of restructuring costs	(0.02)%	(0.05)%	(0.07)%	(0.08)%	—%
Less: impact of total spin-off costs	%	%	—%	(0.08)%	(0.07)%
Adjusted noninterest expense / Average total assets	2.25%	2.53%	2.57%	2.41%	2.38%
Salaries and employee benefits / Average total assets	1.48%	1.66%	1.73%	1.69%	1.55%
Less: impact of restructuring costs	—%	—%	(0.02)%	(0.06)%	—%
Less: impact of total spin-off costs	—%	—%	—%	(0.01)%	—%
Adjusted salaries and employee benefits / Average total assets	1.48%	1.66%	1.71%	1.62%	1.55%
Other operating expenses / Average total assets	0.79%	0.92%	0.91%	0.87%	0.89%
Less: impact of restructuring costs	(0.02)%	(0.05)%	(0.05)%	(0.02)%	—%
Less: impact of total spin-off costs	—%	—%	—%	(0.07)%	(0.06)%
Adjusted other operating expenses / Average total assets	0.77%	0.87%	0.86%	0.78%	0.83%

	March 31,		Years Ended December 31,
(in thousands, except per share amounts and percentages)	2020	2019	2019	2018	2017	2016
Stockholders’ equity	$841,117	$778,749	$834,701	$747,418	$753,450	$704,737
Less: goodwill and other intangibles	(21,698)	(21,005)	(21,744)	(21,042)	(21,186)	(21,337)
Tangible common stockholders’ equity	$819,419	$757,744	$812,957	$726,376	$732,264	$683,400
Total assets	8,098,810	7,902,355	7,985,399	$8,124,347	$8,436,767	$8,434,264
Less: goodwill and other intangibles	(21,698)	(21,005)	(21,744)	(21,042)	(21,186)	(21,337)
Tangible assets	$8,077,112	$7,881,350	$7,963,655	$8,103,305	$8,415,581	$8,412,927
Common shares outstanding	42,166	43,205	43,146	43,183	42,489	42,489
Tangible common equity ratio	10.14%	9.61%	10.21%	8.96%	8.70%	8.12%
Stockholders’ book value per common share	$19.95	$18.02	$19.35	$17.31	$17.73	$16.59
Tangible stockholders’ book value per common share	$19.43	$17.54	$18.84	$16.82	$17.23	$16.08
(1)
Expenses incurred for actions designed to implement the Company’s strategy as a new independent company. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.

(2)
On October 30, 2018, the Board of Directors of the Company adopted a voluntary early retirement plan (the “Voluntary Plan”) for certain eligible long-term employees and an involuntary severance plan (the “Involuntary Plan”) for certain other positions. The Company incurred approximately $4.2 million of expenses in 2018 in connection with the Voluntary Plan, substantially all of which will be paid over time in the form of installment payments until January 2021. The Company incurred approximately $0.5 million of expenses in 2018 in connection with the Involuntary Plan, substantially all of which will be paid over time in the form of installment payments until December 2019.

(3)
The Spin-off caused an unexpected early distribution for U.S. federal income tax purposes from our deferred compensation plan. This distribution was taxable to plan participants as ordinary income during 2018. We partially compensated plan participants, in the aggregate amount of $1.2 million, for the higher tax expense they incurred as a result of the distribution increasing the plan participants’ estimated effective federal income tax rates by recording a contribution to the plan on behalf of its participants. The after tax net effect of this $1.2 million contribution for the year ended December 31, 2018, was approximately $952,000. As a result of the early taxable distribution to plan participants, we have expensed and deducted for federal income tax purposes, previously deferred compensation of approximately $8.1 million, resulting in an estimated tax credit of $1.7 million, which exceeded the amount of the tax gross-up paid to plan participants.

(4)
Calculated based upon the estimated annual effective tax rate for the periods, which excludes the tax effect of discrete items, and the amounts that resulted from the difference between permanent Spin-off costs that are non-deductible for Federal and state income tax purposes, and total Spin-off costs recognized in the consolidated financial statements. The estimated annual effective rate applied for the calculation differs from the reported effective tax rate since it is based on a different mix of statutory rates applicable to these expenses and to the rates applicable to the Company and its subsidiaries.

(5)	Calculated based upon an estimated annual effective rate of 31.71%.
(6)
As of March 31, 2020 and 2019 and as of December 31, 2019, potential dilutive instruments consisted of unvested shares of restricted stock and restricted stock units mainly related to the Company’s IPO in 2018. As of March 31, 2020 and 2019 and as of December 31, 2019 unvested shares of restricted stock and restricted stock units totaled 482,316, 786,213 and 530,620, respectively. These potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share at those dates, fewer shares would have been purchased than restricted shares assumed issued. Therefore, at those dates, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings for the year ended December 31, 2019. We had no potential dilutive instruments at any period prior to December 2018.

RISK FACTORS
An investment in our Notes involves a number of risks. This prospectus supplement does not describe all of those risks. Before you decide whether an investment in the Notes is suitable for you, you should carefully consider the risks described below relating to the offering as well as the risk factors concerning our business included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the Notes and the loss of all or part of your investment.
Risks Related to an Investment in Our Notes and This Offering
We and the subsidiary guarantor are each a holding company with limited operations and depend on our subsidiaries for the funds required to make payments of principal and interest on the Notes.
We and the subsidiary guarantor are each a separate and distinct legal entity from the Bank and our other subsidiaries. Our and our subsidiary guarantor’s primary source of funds to make payments of principal and interest on the Notes and to satisfy any obligations under the guarantee, respectively, and to satisfy any other financial obligations are dividends from the Bank. Our and the subsidiary guarantor’s ability to receive dividends from the Bank is contingent on a number of factors, including the Bank’s ability to meet applicable regulatory capital requirements, the Bank’s profitability and earnings, and the general strength of its balance sheet. Various federal and state regulatory provisions limit the amount of dividends bank subsidiaries are permitted to pay to their holding companies without regulatory approval. In general, the Bank may only pay dividends either out of its net income after any required transfers to surplus or reserves have been made or out of its retained earnings. In addition, the Federal Reserve and the FDIC have issued policy statements stating that insured banks and bank holding companies generally should pay dividends only out of current operating earnings.
Banks and their holding companies are required to maintain a capital conservation buffer of 2.5% in addition to satisfying other applicable regulatory capital ratios. Banking institutions that do not maintain capital in excess of the capital conservation buffer may face constraints on dividends, equity repurchases and executive compensation based on the amount of the shortfall. Accordingly, if the Bank fails to maintain the applicable minimum capital ratios and the capital conservation buffer, dividends to us or the subsidiary guarantor from the Bank may be prohibited or limited, and there may be insufficient funds to make principal and interest payments on the Notes or to satisfy any obligation under the guarantee.
In addition, state or federal banking regulators have broad authority to restrict the payment of dividends, including in circumstances where a bank under such regulator’s jurisdiction engages in (or is about to engage in) unsafe or unsound practices. Such regulators have the authority to require that a bank cease and desist from unsafe and unsound practices and to prevent a bank from paying a dividend if its financial condition is such that the regulator views the payment of a dividend to constitute an unsafe or unsound practice.
Accordingly, we can provide no assurance that we or the subsidiary guarantor will receive dividends from the Bank in an amount sufficient to pay the principal of, or interest on, the Notes or to satisfy any obligations under the guarantee. In addition, our right and the rights of our creditors, including holders of the Notes, to participate in the assets of any non-guarantor subsidiary upon its liquidation or reorganization would be subject to the prior claims of such non-guarantor subsidiary’s creditors, except to the extent that we or the subsidiary guarantor may ourselves be a creditor with recognized claims against such non-guarantor subsidiary. The Notes will be guaranteed only by Amerant Florida Bancorp Inc.
The guarantee may be challenged as fraudulent conveyances.
Federal, state and foreign bankruptcy, fraudulent conveyance, fraudulent transfer or similar laws could limit the enforceability of a guarantee. For example, creditors of the subsidiary guarantor could claim that, since the guarantee was incurred for the benefit of Amerant Bancorp Inc. (and only indirectly for the benefit of the subsidiary guarantor), the obligation of a subsidiary guarantor was incurred for less than reasonably equivalent value or fair consideration. If Amerant Florida Bancorp Inc. is deemed to have received less than reasonably equivalent value or fair consideration for its guarantee and, at the time it gave the guarantee, it:
•	was insolvent or rendered insolvent by giving its guarantee;
•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or
•
intended to incur debts beyond its ability to pay such debts as they mature, then the obligations of the subsidiary guarantor under its guarantee could be voided. If a court voided a guarantee as a result of a fraudulent transfer or conveyance, then the holders of the Notes would cease to have a claim against the subsidiary guarantor. In this regard, in an attempt to limit the applicability of fraudulent transfer or conveyance laws, the Indenture limits the amount of the guarantee to the amount that will result in it not constituting a fraudulent transfer or conveyance. However, we cannot assure you as to what standard a court would apply in making a determination regarding whether reasonably equivalent value or fair consideration was received or as to what would be the maximum liability of the guarantor or whether this limitation would be effective in protecting a guarantee from being voided under fraudulent transfer or conveyance laws.

The Notes will not be obligations of, or insured or guaranteed by, the FDIC, any other governmental agency.
Neither the Notes nor the guarantee are bank deposits and will be the respective obligations of Amerant Bancorp Inc. and Amerant Florida Bancorp Inc. only. They will not be obligations of, or guaranteed or insured by, the FDIC, or any other governmental agency.
We may incur a substantial level of debt that could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the Notes.
Neither we, nor any of our subsidiaries, are subject to any limitations under the terms of the Indenture from issuing, accepting or incurring any amount of additional debt, deposits or other liabilities, including Senior Indebtedness or other obligations ranking equally with the Notes. We expect that we and our subsidiaries will incur additional debt and other liabilities from time to time, and our level of debt and the risks related thereto could increase.
A substantial level of debt could have important consequences to holders of the Notes, including the following:
•	making it more difficult for us to satisfy our obligations with respect to our debt, including the Notes;
•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for other purposes;
•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage relative to our competitors that have less debt;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and
•	limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.
We may not be able to generate sufficient cash to service all of our debt, including the Notes.
Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our debt or to refinance our debt will depend on our future operating performance. Prevailing economic conditions (including low interest rates and reduced economic activity due to COVID-19), regulatory constraints, including, among other things, limitations on distributions to us from our subsidiaries and required capital levels with respect to certain of our subsidiary banks and nonbanking subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

The price at which you will sell your Notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.
Many factors affect the trading market for, and the trading value of, the Notes. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of senior notes with terms identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and public health outbreaks (including COVID-19) and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes.
Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.
Subject to the prior approval of the Federal Reserve (or, as and if applicable, the rules of any appropriate successor bank regulatory agency), to the extent that such approval is then required under applicable laws or regulations, including capital regulations, we may redeem all or a portion of the Notes on or after three months prior to the stated maturity date. In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, such earlier redemption date. If any redemption occurs, holders of the Notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may expect to receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes—Optional Redemption” in this prospectus supplement.
Ratings of the Notes could be lowered in the future.
We expect that the Notes will be rated “investment grade” by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell the Notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. A rating organization may lower our rating, or change our ratings’ outlook, or decide not to rate our securities, temporarily or permanently, in its sole discretion. The rating of the Notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on the Notes and the ultimate payment of principal of the Notes on the final maturity date. The reduction, suspension or withdrawal of the ratings of the Notes will not, in and of itself, constitute an event of default under the Indenture.
Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Notes.
The Notes are a new issue of securities for which there is no established trading market, and we do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on a quotation system. The underwriter has advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations; however, the underwriter is not obligated to make a market in the Notes and may discontinue its market-making activities at any time without notice. In addition, the liquidity of the trading market for the Notes, if any, will depend upon, among other things, the number of holders of the Notes, our performance and prospects, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. As a result, we cannot provide you with any assurance regarding whether a trading market for the Notes will develop or the ability of holders of the Notes to sell their Notes.
The market value of the Notes may be less than the principal amount of the Notes.
If a market develops for the Notes, the prices at which holders may be able to sell their Notes may be affected, potentially adversely, by a number of factors. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to maturity of the Notes; the ranking of the Notes; the aggregate amount outstanding of the Notes; any redemption or repayment features of the Notes; any changes in the ratings on the Notes provided by any rating agency; the prevailing interest rates being paid by other companies similar to us; the level, direction, and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally; the extent of any market-making activities with respect to the Notes; and the operating performance of the Bank. Often, the only way to liquidate your investment in the Notes prior to maturity will be to sell the Notes. At that time, there may be a very illiquid market for the Notes or no market at all.
USE OF PROCEEDS
We estimate that the net proceeds from the sale of the Notes offered hereby, after deducting the underwriting discounts and certain offering expenses, will be approximately $13,762,270. We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, providing capital to support the organic growth of the Bank, funding the opportunistic acquisition of similar or complementary financial service organizations and repaying outstanding indebtedness. Although our management actively evaluates acquisition opportunities, we do not have any definitive plans relating to material acquisitions at this time.
Our management will have broad discretion in the use of the net proceeds from the sale of the Notes. Pending the use of the net proceeds of this offering as described above, we may invest such proceeds in highly liquid, short-term securities or in deposit accounts at the Bank.

CAPITALIZATION
The following table sets forth our consolidated capitalization, including regulatory capital ratios, as of March 31, 2020:
•	on an actual basis; and
•
on an as adjusted basis after giving effect to the sale of the Notes offered hereby and the $46,000,000 of 5.75% Senior Notes due 2025 that were priced on June 16, 2020 for total net proceeds of approximately $58,524,770 after deducting the underwriting discounts and estimated offering expenses.

The table should be read together with the financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference into this prospectus supplement.
	As of March 31, 2020
(Unaudited, dollars in thousands)	Actual	As adjusted
Cash and cash equivalents	$271,053	$329,578
Liabilities
Deposits	$5,842,212	$5,842,212
Advances from the Federal Home Loan Bank and other borrowings	1,265,000	1,265,000
Junior subordinated debentures held by trust subsidiaries	64,178	64,178
Accounts payable, accrued liabilities and other liabilities	86,303	86,303
Notes offered hereby and notes previously offered(1)	$—	$58,525
Total liabilities	$7,257,693	$7,316,218
Stockholders’ equity
Class A common stock, $0.10 par value, 400 million shares authorized, 28,879,576 shares issued and outstanding	$2,888	$2,888
Class B common stock, $0.10 par value, 100 million shares authorized, 13,286,137 shares issued and outstanding	1,329	1,329
Additional paid-in capital	358,277	358,277
Retained earnings	447,506	447,506
Accumulated other comprehensive income	31,117	31,117
Total stockholders’ equity	$841,117	$841,117
Total liabilities and stockholders’ equity	$8,098,810	$8,157,335
Regulatory Capital Ratios: (consolidated)
Total capital ratio	14.54%	14.54%
Tier 1 capital ratio	13.38%	13.38%
Tier 1 leverage ratio	10.82%	10.82%
Common equity tier 1 capital ratio (CET 1)	12.42%	12.42%
Tangible common equity ratio	10.14%	10.07%
(1)	Presented net of issuance cost.

DESCRIPTION OF THE NOTES
The Notes offered by this prospectus supplement will be issued by Amerant Bancorp Inc. under an indenture to be dated as of June 23, 2020 (the “Base Indenture”), as supplemented by a first supplemental indenture to be dated as of June 23, 2020, between us, the subsidiary guarantor party thereto and The Bank of New York Mellon, as trustee (the “Trustee”). We refer to the Base Indenture, together with the first supplemental indenture, as the “Indenture.” The following description of the Notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes. For purposes of this section, references to “Amerant Bancorp Inc.,” “we,” “us” or “our” include only Amerant Bancorp Inc. and not any of its subsidiaries.
General
The Notes issued in this offering combined with the $46,000,000 of 5.75% Senior Notes due 2025 offered in a prior offering that priced on June 16, 2020 will initially be limited to $60,000,000 principal amount. The Notes will mature on June 30, 2025. The Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund. The Notes are not convertible into, or exchangeable for, equity securities of Amerant. The Notes will be issued in fully registered book-entry form without coupons and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the Notes on any securities exchange.
The Notes will be unsecured and unsubordinated and will rank equally in priority among themselves and with all of our other existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will be fully guaranteed by Amerant Florida Bancorp Inc., a subsidiary of Amerant Bancorp Inc. Amerant and the subsidiary guarantor may from time to time, without notice or consent of the holders of the Notes, incur additional secured or unsecured senior indebtedness ranking equally with the Notes, as well as additional subordinated indebtedness ranking junior to the Notes. Our non-guarantor subsidiaries may also, without notice or consent of the holders of the Notes, incur additional debt or liabilities in the future, all of which would rank structurally senior to the Notes.
We and the subsidiary guarantor are corporations separate and apart from Amerant Bank N.A. and, therefore, must provide for our own liquidity. Our and the subsidiary guarantor’s main source of funding to pay the interest on our debt obligations is dividends declared and paid to us by Amerant Bank N.A. together with our own cash position. Our subsidiaries incurred interest expenses of $22.1 million and $24.9 million for the three months ended March 31, 2020 and March 31, 2019, respectively, and $99.9 million and $90.3 million for the year ended December 31, 2019 and 2018, respectively. At March 31, 2020, we had no unsecured senior or secured debt. In addition, our subsidiary guarantor, Amerant Florida Bancorp Inc., an intermediate bank holding company, had $64.1 million of junior subordinated debt outstanding on March 31, 2020 and incurred interest expense of $0.79 million and $2.11 million for the three months ended March 31, 2020 and March 31, 2019, respectively, and $7.18 million and $8.09 million for the year ended December 31, 2019 and 2018, respectively (intermediate holding company only). The subsidiary guarantor has no secured debt and no senior debt.
There are statutory and regulatory limitations that affect the ability of Amerant Bank N.A. to pay dividends. Accordingly, we may not have access to sufficient cash to make payments on the Notes or satisfy obligations under the guarantee. See the sections entitled “Risk Factors” in this prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the period ended March 31, 2020, and the section entitled “Supervision and Regulations” in our Annual Report on Form 10-K.
The Notes will be our exclusive obligation and not the obligations of our subsidiaries, except to the extent of the guarantee provided by our subsidiary guarantor. Our subsidiaries are separate and distinct legal entities. The Notes will not be guaranteed by any of our subsidiaries other than Amerant Florida Bancorp Inc.
The Notes will be subject to defeasance under the conditions described below in “—Discharge, Defeasance and Covenant Defeasance.”

The Notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve or any other governmental agency or instrumentality.
We may, without the consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future with the same terms and conditions, except for any differences in the issue date, the issue price and interest accrued prior to the date of issuance of the additional Notes, and with the same CUSIP number as the Notes offered by this prospectus supplement; provided that if any additional Notes are not fungible with the Notes offered by this prospectus supplement for U.S. federal income tax purposes, such additional Notes will be issued under a separate CUSIP number. The Notes offered by this prospectus supplement and any additional Notes would rank equally and ratably and would be treated as a single series for all purposes under the Indenture.
The Indenture contains no financial covenants and does not restrict us from paying dividends, selling assets, making investments or issuing or repurchasing or redeeming other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restricting or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under “Description of the Notes— Consolidation, Merger, Conveyance or Transfer of Assets” and “—Certain Covenants” included in this prospectus supplement. No recourse will be available for the payment of principal or, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, officer or director, as such past, present or future, of Amerant Bancorp Inc. or any successor entity.
Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System.
Interest
The Notes will bear interest at the rate of 5.75% per annum. Interest on the Notes will accrue from and including June 23, 2020 and will be payable semi-annually in arrears on June 30 and December 30 of each year (each an “interest payment date”), commencing on December 30, 2020. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Interest on the Notes will accrue from and including June 23, 2020 to, but excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. Each of these periods is referred to as an “interest period” for the Notes. If an interest payment date or the maturity date for the Notes falls on a day that is not a business day, Amerant will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments with respect to such postponements.
When we use the term “business day”, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions or trust companies in a place of payment for the Notes, or the city in which the corporate trust office of the Trustee is located, are authorized or obligated by law or executive order to close. The interest payable on the Notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the Notes are registered at the close of business on the 15th calendar day immediately preceding the applicable interest payment date, whether or not a business day, immediately preceding the interest payment date. However, interest that Amerant pays on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the paying agent for the Notes or, at Amerant’s option in the event the Notes are not represented by global notes (as described below), by check mailed to the address of the person specified for payment in the preceding sentences.
Ranking
The Notes will be unsecured and unsubordinated and will rank equally in priority among themselves and with all of our other existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries that are not the subsidiary guarantor.
The subsidiary guarantee of the Notes will be the unsecured senior obligation of the subsidiary guarantor and will rank equally in right of payment with all of the existing and future unsubordinated senior indebtedness of the subsidiary guarantor, and senior in right of payment to all of the existing and future subordinated indebtedness of the subsidiary guarantor. The Notes guarantee will be effectively subordinated to all of the existing and future secured indebtedness of the subsidiary guarantor, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of any subsidiary of the subsidiary guarantor that is not also a subsidiary guarantor.
Because we are a holding company, our right to participate in any distribution of the assets of our banking or non-banking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of Notes to benefit indirectly from such distribution, is subject to prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations on the Notes, whether by dividends, distributions, loans or other payments. Our subsidiaries may, without notice or consent of the holders of the Notes, incur additional debt and liabilities in the future, all of which would rank structurally senior to the Notes, although any such debt of the subsidiary guarantor would rank equally with the subsidiary guarantee. As of March 31, 2020, Amerant Bank N.A. had $5.8 billion of deposits and $1.27 billion of FHLB advances, including advances with an original maturity term of less than one year. In addition, as of March 31, 2020, the subsidiary guarantor had $62.25 million in subordinated indebtedness to the nonconsolidated issuers of our trust preferred securities outstanding.
Optional Redemption
The Notes will be redeemable in whole or in part by us on or after three months prior to the maturity date at 100% of the principal amount of the Notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption. We will provide 10 to 60 calendar days’ notice of the redemption to the registered holders of the Notes. Other than as set forth in this paragraph, the Notes are not redeemable prior to maturity.
Subsidiary Guarantee
The Notes will be guaranteed by the subsidiary guarantor. The subsidiary guarantor will fully and unconditionally guarantee, the due and punctual payment of principal of and any premium and interest on the Notes, and the due and punctual payment of any sinking fund payments, when the same shall become due and payable, whether at maturity, by declaration of acceleration, by call for redemption or otherwise. The subsidiary guarantee will be an unsecured obligation of the subsidiary guarantor and will rank equally with all of its other unsecured and unsubordinated indebtedness. The subsidiary guarantee does not contain any restrictions on the ability of the subsidiary guarantor to pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, the subsidiary guarantor's capital stock or make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities, if any, of the subsidiary guarantor.
The obligations of the subsidiary guarantor under its subsidiary guarantee are designed to be limited as necessary to prevent the subsidiary guarantee from constituting a fraudulent conveyance under applicable law, and, therefore, the subsidiary guarantee is specifically limited to an amount that the subsidiary guarantor could guarantee without the subsidiary guarantee constituting a fraudulent conveyance.

Consolidation, Merger, Conveyance or Transfer of Assets
We may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation, trust or other entity, provided that:
•
we are the survivor in the merger, or the survivor, if not us, (1) is a corporation organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on all of the outstanding Notes and the due and punctual performance and observance of all of the covenants and conditions to be performed by us contained in the Indenture;

•
immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction, as having been incurred by us or the subsidiary at the time of the transaction, no Event of Default (as defined below) under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing;

•
if, as a result of the transaction, our property or assets would be subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted under the Indenture, we or such successor person, as the case may be, shall take steps to secure the Notes equally and ratably with all indebtedness secured in the transaction; and

•
we deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer of our properties and assets complies with the Indenture and that all conditions precedent to such consolidation, merger or transfer of properties and assets have been complied with.

Upon any such consolidation, merger, or sale, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the Indenture.
This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in the Indenture providing for a put or increased interest or that would otherwise afford holders of the Notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.
Certain Covenants
Maintenance of Properties. We will cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair, and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments, and improvements for those properties, as we in our judgment believe is necessary so that we may carry on the business related to those properties properly and advantageously, although we will not be prevented from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business or the business of any of our subsidiaries and not disadvantageous in any material respect to the holders of the Notes.
Payment of Taxes and Other Claims. We will pay or discharge, or cause to be paid or discharged, before they become delinquent,
•	all taxes, assessments, and governmental charges levied or imposed upon us or any subsidiary of ours or upon our income, profits or property or any subsidiary of ours; and
•	all lawful claims for labor, materials, and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary of ours.

However, we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate provision is made.
Sale or Issuance of Capital Stock in Principal Subsidiary Bank or Intermediate Bank Holding Company. We will not be permitted, pursuant to the covenants in the Indenture, directly or indirectly sell, assign, pledge, transfer, or otherwise dispose of, or permit to be issued, including by means of a dividend, any shares of capital stock of a principal subsidiary bank or intermediate bank holding company or any securities convertible into or rights to subscribe to such capital stock.
The term “principal subsidiary bank” means any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets. Any of our subsidiaries that owns more than 50% of the share capital of such a principal subsidiary bank is an "intermediate bank holding company". As of the date of this prospectus supplement, our only principal subsidiary bank is Amerant Bank, N.A and the only such intermediate bank holding company is Amerant Florida Bancorp Inc. The Indenture does not restrict the ability of the principal subsidiary bank or intermediate bank holding company to sell or dispose of assets other than the shares of capital stock or securities convertible into or rights to subscribe to such capital stock of a principal subsidiary bank or intermediate bank holding company.
The foregoing covenant in the Indenture, however, does not prohibit any of the following:
•	any payment of a dividend in a class of capital stock that is solely paid pro-rata to all holders of such class of capital stock;
•
any dispositions or dividends made by us or any principal subsidiary bank or intermediate bank holding company acting in a fiduciary capacity for any person or entity other than us or any principal subsidiary bank or intermediate bank holding company or to us or any of our wholly-owned subsidiaries;

•	the merger or consolidation of a principal subsidiary bank with and into another principal subsidiary bank or us;
•	the merger or consolidation of an intermediate bank holding company with and into a principal subsidiary bank or us;
•
the sale, assignment, pledge, transfer or other disposition or issuance of shares of voting stock of a principal subsidiary bank or intermediate bank-holding company made by us or any subsidiary where:

•
the sale, assignment, pledge, transfer or other disposition or issuance is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•
the sale, assignment, pledge, transfer or other disposition or issuance is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any principal subsidiary bank or intermediate bank holding company, directly or indirectly, of any other corporation, trust or other entity;

•
the sale, assignment, pledge, transfer or other disposition or issuance of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank or intermediate bank holding company, so long as:

•
any such transaction is made for fair market value as determined by our board of directors and the board of directors of the principal subsidiary bank or intermediate bank holding company disposing of such voting stock or other securities or rights; and

•
after giving effect to such transaction and to any potential dilution and the shares to be issued upon conversion of such securities or exercise of such rights into that capital stock, we and our directly or indirectly wholly owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank or intermediate bank holding company;

•
any of our principal subsidiary banks or intermediate bank holding company selling additional shares of voting stock to its stockholders at any price, so long as immediately after such sale, we own, directly or indirectly, at least as great a percentage of the voting stock of such subsidiary bank as we owned prior to such sale of additional shares; or

•	a pledge made or a lien created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.
Waiver of Certain Covenants. We may choose not to comply with any term, provision or condition of certain covenants contained in the Indenture, or with certain other terms, provisions or conditions with respect to the Notes (except any such term, provision or condition which could not be amended without the consent of all holders of the Notes), if before the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of the Notes either waive compliance in that instance or generally waive compliance with that covenant, provision or condition. Until the waiver has become effective, our obligations in respect of the term, provision, or condition will remain in full force and effect.
Events of Default; Notice and Waiver
Each of the following “Events of Default” set forth in the Indenture will be applicable to the Notes:
•	we fail for 30 days to pay any installment of interest payable on the Notes;
•	we fail to pay the principal of (or premium, if any, on) the Notes when due;
•
we or the subsidiary guarantor default in the performance of or breach any other covenant or agreement we or the subsidiary guarantor made in the Indenture with respect to the Notes or any guarantee relating thereto which default or breach has continued for 60 days after written notice as provided for in accordance with the Indenture by the Trustee or by the holders of at least 25% in principal amount of the Notes;

•
we, the subsidiary guarantor or any principal subsidiary bank default under a bond, debenture, note or other evidence of indebtedness for money borrowed by us that has a principal amount outstanding that is more than $25 million (other than non-recourse indebtedness) under the terms of the instrument under which the indebtedness is issued or secured, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled, or the indebtedness has not been discharged, or there has not been deposited in trust enough money to discharge the indebtedness, within 30 days after written notice was provided to us by the Trustee or the holders of at least 25% in principal amount of the Notes in accordance with the Indenture; or

•	certain events of bankruptcy, insolvency or reorganization of us or by any principal subsidiary bank occur.
If there is a continuing Event of Default under the Indenture with respect to the Notes, then the Trustee or the holders of not less than 25% of the total principal amount of the Notes may declare immediately due and payable the principal amount of the Notes.
If an Event of Default occurs as a result of our bankruptcy, insolvency or reorganization, the principal amount of the Notes shall become immediately due and payable automatically, and without any declaration or other action on the part of the Trustee or any holder.
However, at any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the Notes may rescind and annul such declaration and its consequences if:
•
we deposit with the Trustee all required payments of the principal of, and interest of the Notes (and, to the extent lawful, interest on overdue installments of interest) plus certain fees, expenses, disbursements and advances of the Trustee; and

•	all Events of Default, other than the non-payment of accelerated principal of the Notes, have been cured or waived as provided in the Indenture.

The Indenture also provides that the holders of not less than a majority in principal amount of the Notes may waive any past default with respect to the Notes and its consequences, except a default consisting of:
•	our failure to pay the principal of or interest on the Notes; or
•	a default relating to a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holders of each outstanding Note.
The Trustee is generally required to give notice to the holders of the Notes of a default of which a responsible officer of the Trustee has actual knowledge under the Indenture unless the default has been cured or waived.
The Indenture provides that no holder of the Notes may institute a proceeding with respect to the Indenture or for any remedy under the Indenture, unless such holder has previously given notice to the Trustee of an Event of Default and the Trustee fails to act for 60 days after:
•
it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the Notes, as well as an offer of indemnity satisfactory to the Trustee; and

•	no direction inconsistent with such written request has been given to the Trustee during that 60-day period by the holders of a majority in principal amount of the Notes.
The Trustee is not under an obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the Notes, unless the holders of the Notes have offered to the Trustee reasonable security or indemnity. Subject to these provisions for the indemnification of the Trustee, the holders of not less than a majority in principal amount of the Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture or which may involve the trustee in personal liability.
Within 120 days after the close of each fiscal year, we must deliver to the Trustee a certificate, signed by one of several specified officers, stating such officer’s knowledge of our compliance with all the conditions and covenants under the Indenture and, in the event of any non-compliance, specifying such non-compliance and the nature and status of the non-compliance.
Modification of the Indenture
Modification and amendment of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of the Notes. However, no modification or amendment may, without the consent of each holder affected thereby, do any of the following:
•	change the stated maturity or due date of the principal of, or interest payable on, the Notes or change any place of payment where, or the currency in which, such principal and interest is payable;
•	reduce the principal amount of, or the rate or amount of interest on, the Notes;
•	impair the right to institute suit for the enforcement of any payment on, or with respect to, the Notes;
•
modify the subsidiary guarantee in any manner materially adverse to the holders of the Notes (but, for the avoidance of doubt, not including modifications to any of the provisions set forth in the last paragraph under “––Subsidiary Guarantee”);

•	reduce the percentage of the holders of the Notes necessary to modify or amend the Indenture, or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder; or
•
modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants with respect to the Notes, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the Notes.

We, the subsidiary guarantor and the Trustee may modify or amend the Indenture as applicable to the Notes and the subsidiary guarantee, without the consent of any holder of the Notes, for any of the following purposes:
•	to evidence the succession of another person to us or the subsidiary guarantor as obligor under the Indenture, the Notes and the subsidiary guarantee;
•
to add guarantees with respect to the Notes or release a subsidiary guarantor from its obligations under its subsidiary guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

•	to evidence and provide for the acceptance or appointment of a successor trustee with respect to the Notes or facilitate the administration of the trusts under the Indenture by more than one trustee;
•	to add to the covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us in the Indenture;
•	to add additional events of default for the benefit of the holders of the Notes;
•
to cure any ambiguity, defect or inconsistency in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that in each case, such provisions shall not adversely affect the interests of the holders of the Notes in any material respect;

•	to secure the Notes;
•
to add or change any provisions of the Indenture to facilitate the issuance of Notes, or to permit or facilitate the issuance of Notes in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Notes in any material respect;

•	to add, change or eliminate any provisions of the Indenture, provided that any such addition, change or elimination shall:
•
neither (a) apply to any Note created prior to the execution of the supplemental indenture effectuating such addition, change or elimination and entitled to the benefit of such provision, nor (b) modify the rights of the holder of such Note with respect to such provision; or

•	become effective only when there are no Notes outstanding under the Indenture; or
•	to qualify or maintain the qualification of the Indenture under the Trust Indenture Act.
Discharge, Defeasance and Covenant Defeasance
Under the Indenture, we may discharge certain obligations to holders of the Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year. We or the subsidiary guarantor can discharge these obligations by irrevocably depositing with the Trustee funds in United States dollars in an amount sufficient to pay the entire indebtedness on the Notes, including the principal of and interest payable on the Notes to the date of the deposit, if the Notes have become due and payable, or to the maturity date, if the Notes have not yet become due and payable.
We may also elect either of the following:
•	to be defeased and discharged from any and all obligations with respect to the Notes (“legal defeasance”), except certain obligations, including but not limited to:
•	to register the transfer or exchange of the Notes;
•	to replace temporary or mutilated, destroyed, lost or stolen Notes;
•	to maintain an office or agency for the Notes; and
•	to hold moneys for payment in trust; or
•
to be defeased and discharged from certain of our obligations described under “—Certain Covenants,” including “—Certain Covenants—Sale or Issuance of Capital Stock in Principal Subsidiary Bank,” with respect to the Notes and our obligations described under “—Consolidation, Merger, Conveyance or Transfer Assets” or, to the extent permitted by the terms of Notes, our obligations with respect to any other covenant (“covenant defeasance”).

If we choose to defease and discharge our obligations under the covenants with respect to the Notes, any failure to comply with the obligations imposed on us by the covenants will not constitute a default or an Event of Default with respect to the Notes. However, to make either election, we must irrevocably deposit with the Trustee, in trust, an amount, in United States dollars, in United States government obligations or both, that will provide sufficient funds to pay the principal of and interest on the Notes on the relevant scheduled due dates.
We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things:
•
we have delivered to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance or covenant defeasance had not occurred. In the case of legal defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the Indenture;

•
we have delivered to the Trustee an opinion of counsel to the effect that, after the 120th day following the deposit or, if longer, after the expiration of the longest preference period applicable to us under federal or state law in respect of such deposit, the trust funds deposited with the Trustee to pay the principal of and interest on the Notes on the relevant scheduled due dates will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

•	any such legal defeasance, as the case may be, does not result in, or constitute, a breach or violation of the Indenture or any other material agreement which we are a party to or obligated under; and
•	no Event of Default, or event that with notice or lapse of time or both will be an Event of Default, has occurred and is continuing with respect to the Notes.
Same-Day Settlement and Payment
Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
Trustee
The Bank of New York Mellon will act as Trustee, registrar, calculation agent and paying agent for the Notes. From time to time, we and our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Upon the occurrence of an Event of Default or a default under the Notes, or upon the occurrence of a default under another indenture under which The Bank of New York Mellon may serve as trustee in the future, the Trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee for the Notes.
Except as otherwise provided in the Indenture, the Trustee will have all of the duties and responsibilities specified under the Trust Indenture Act.
Notices
Any notices required to be given to the holders of the Notes held in global form will be given to DTC.
Governing Law; Waiver of Jury Trial
The Notes and the Indenture will be governed by the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent the application of the laws of another jurisdiction would be required thereby. The Indenture provides that we and the Trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture or the Notes, or any transaction contemplated thereby.

Book-Entry System
The Notes will be issued as fully registered global notes which will be deposited with the Trustee, as custodian for DTC, in its corporate trust office, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. One or more fully registered certificates will be issued as global notes in the aggregate principal amounts of the applicable series of Notes. Investors may elect to hold their interest in the global notes through DTC in the United States or, in Europe, through Euroclear or Clearstream. Beneficial interests in the global notes must be held in minimum denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.
Owners of beneficial interests in a global note will not be entitled to have the Notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such Notes in definitive form, except as provided below, and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. References in this prospectus supplement to holders of the Notes are to the registered holders and not to any owner of a beneficial interest in the Notes. Notes represented by a global note may be exchanged for definitive notes in registered form only if:
•	DTC notifies us in writing that it is no longer willing or able to act as a depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;
•
at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we, at our option, notify the Trustee in writing that we elect to cause the issuance of Notes in definitive form; or
•	any event will have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to the Notes.
In such circumstances, upon surrender by DTC or a successor depositary of the global notes, Notes in definitive form will be issued to each person that DTC or a successor depositary identifies as the beneficial owner of the related Notes. Upon issuance of Notes in definitive form, the Trustee is required to register these Notes in the name of, and cause the same to be delivered to, this person or these persons (or the nominee thereof). These Notes would be issued in fully registered form without coupons, in minimum denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and subsequently may not be exchanged by a holder for Notes in denominations of less than $1,000.
We will make principal and interest payments on all Notes represented by a global note to the Trustee which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner of the Notes represented by global notes. None of us, the Trustee or any underwriter will be responsible or liable for:
•	the records relating to, or payments made on account of, beneficial ownership interests in a global note;
•
any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any records relating to the beneficial ownership interests in a global note.
We and the Trustee understand that it is DTC’s current practice to credit participants’ accounts on each payment date with payments of principal or interest in amounts proportionate to their respective beneficial interests in the principal amount represented in the global notes as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in a “street name,” and will be the sole responsibility of those participants.

The Clearing System
We have obtained the following information under this heading “The Clearing System” from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
Owners of beneficial interests in a global note may elect to hold their interests in such global note outside the United States through Clearstream or Euroclear, if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).
DTC
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Clearstream
Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear
Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the

Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator.
Specifically, these terms and conditions govern:
•	transfers of securities and cash within Euroclear;
•	withdrawal of securities and cash from Euroclear; and
•	receipt of payments with respect to securities in Euroclear.
All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.
Distributions with respect to interests in the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.
Settlement
Investors in the Notes will be required to make their initial payment for the Notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC, Clearstream and Euroclear), but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all the potential tax consequences that may be relevant to a holder with respect to the acquisition, ownership and disposition of the Notes. This summary is limited to the U.S. federal income tax consequences with respect to the Notes that were purchased by an initial holder at their original issue at the first price at which a substantial portion of the Notes is sold for cash (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to subsequent purchasers of the Notes. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, thrifts, real estate investment trusts, regulated investments companies, traders in securities that elect mark-to-market treatment, insurance companies, individual retirement accounts or qualified pension plans, investors in pass-through entities, including partnerships or Subchapter S corporations, holders that are treated as “disregarded entities” for U.S. federal tax purposes, U.S. expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the U.S. dollar, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement, persons that purchase or sell the notes as part of a wash sale for tax purposes, person required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement, controlled foreign corporations, passive foreign investment companies or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction.
This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.
We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.
THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR NOTES. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.
For purposes of the following summary, a “U.S. Holder” is a beneficial owner of the Notes that is, for U.S. federal income tax purposes:
•	an individual who is a citizen of the United States or a resident alien of the United States;
•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

A “Non-U.S. Holder” is a beneficial owner of the Notes that is neither a U.S. Holder nor a partnership (or other pass-through entity) for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes is the beneficial owner of the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships acquiring Notes, and partners in such partnerships, should consult their own tax advisors.
U.S. Federal Income Taxation of U.S. Holders
Payment of Interest. The Notes bear interest at a fixed rate. It is anticipated, and this discussion assumes, that the Notes will not be treated as issued with original issue discount for U.S. federal income tax purposes. Interest on a Note will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
Disposition of the Notes. Upon the redemption, sale, exchange or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest which has not previously been included in income, which amount will be taxable as ordinary income) and (ii) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder (such as an individual) generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to significant limitations.
Backup Withholding and Information Reporting. U.S. Holders of Notes, except for certain exempt recipients, will generally be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%) on payments of interest, principal and gross proceeds from a disposition of Notes. However, backup withholding generally applies only if the U.S. Holder:
•	fails to furnish or furnishes an incorrect social security or other taxpayer identification number within a reasonable time after a request for such information;
•	fails to report interest properly; or
•
fails, under certain circumstances, to provide a properly completed IRS Form W-9 (or a suitable substitute or successor form or such other form as the IRS may prescribe), signed under penalties of perjury, certifying that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided such holder timely furnishes the required information to the IRS. Prospective purchasers should consult their own tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining an exemption.
We or the applicable payor will furnish annually to the IRS, and to record holders of the Notes to whom we or the applicable payor are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the Notes.
Net Investment Income Tax. A tax of 3.8% (the “Net Investment Income Tax”) is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain trusts and estates. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of certain property, including Notes, less certain related deductions.
Prospective purchasers of the Notes should consult an independent tax advisor regarding the possible implications of the Net Investment Income Tax on their particular circumstances.

U.S. Federal Income Taxation of Non-U.S. Holders
Payment of Interest. Subject to the summary of backup withholding and FATCA below, payments of stated interest on a Senior Note to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the Notes receives a certification from the Non-U.S. Holder and the holder is not:
•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;
•	a controlled foreign corporation related, actually or constructively, to us through stock ownership;
•	a bank whose receipt of interest on the Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or
•	receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.
In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed IRS Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form of either), under penalties of perjury that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a U.S. person. Alternatively, in the case where a security clearing organization, bank, or other financial institution holds the Notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form for either), has been received by it from the Non-U.S. Holder, and a copy of such form is furnished to us or the person who otherwise would be required to withhold U.S. federal income tax.
A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the Notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.
If the payments of interest on a Senior Note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.
In order to claim a tax treaty benefit or exemption from withholding with respect to income that is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, the Non-U.S. Holder must provide a properly executed Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe). Under the Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.
Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Disposition of the Notes. Subject to the discussion of backup withholding below, a Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain or income realized by a Non-U.S. Holder upon the sale, exchange, redemption or other taxable disposition of a Senior Note (except with respect to accrued but unpaid interest, which will be treated as described above under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest”) unless:
•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or

•	such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable treaty, is attributable to a U.S. permanent establishment or fixed base).
Proceeds from the disposition of a Senior Note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to payments of interest.
Backup Withholding and Information Reporting. U.S. backup withholding will not apply to payments of interest on a Senior Note or proceeds from the sale or other disposition of a Senior Note payable to a Non-U.S. Holder if the certification described in “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.
Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.
FATCA. The Foreign Account Tax Compliance Act and the Regulations promulgated thereunder (“FATCA”) impose a U.S. federal withholding tax at a rate of 30% on interest payments on the Notes, paid to certain non-U.S. financial institutions, investment funds, and certain other non-U.S. non-financial entities if certain disclosure requirements related to direct and indirect U.S. shareholders and/or U.S. accountholders are not satisfied. While withholding under FATCA would have applied also to payments of gross proceeds from the taxable disposition (including a retirement or redemption) of a Senior Note, proposed Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Regulations until final Regulations are issued.
Prospective investors are encouraged to consult their tax advisors regarding the implications of FATCA on their investment in the Notes.

CERTAIN ERISA CONSIDERATIONS
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) imposes certain requirements on employee benefit plans that are subject to Part 4 of Subtitle B of Tile I of ERISA (“ERISA Plans”) and Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) also imposes certain requirements on ERISA Plans, as well as on individual retirement accounts (“IRAs”), Keogh plans or other plans and arrangements subject to Section 4975 of the Code. Entities (including certain insurance company general accounts) with underlying assets deemed “plan assets” (as defined in U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”)) by reason of any such plan’s or arrangement’s investment therein are also subject to these requirements under Part 4 of Subtitle B of Tile I of ERISA and Section 4975 of the Code. We refer to all of the foregoing in this paragraph collectively as “Plans.”
Governmental, certain church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Part 4 of Subtitle B of Title I of ERISA or Section 4975 of the Code, but may be subject to laws that are substantially similar (each, a “Similar Law”).
The following discussion summarizes certain aspects of ERISA, the Code and Similar Laws that may affect the decision by a Plan or Non-ERISA Arrangement to invest in the Notes, is general in nature and is not intended to be a complete discussion of applicable laws and regulations pertaining to an investment in the Notes by a Plan or Non-ERISA Arrangement. The following discussion is based on applicable law and regulations in effect as of the date of this prospectus supplement; we do not undertake any obligation to update this summary as a result of changes in applicable law or regulations. Fiduciaries of Plans and Non-ERISA Arrangements should consult their own legal counsel before investing in the Notes. References herein to the purchase, holding or disposition of Notes also refer to the purchase, holding or disposition of any beneficial interest in the Notes.
Fiduciary Considerations
Before investing in the Notes, the fiduciary of an ERISA Plan should consider whether an investment will satisfy the applicable requirements set forth in Part 4 of Subtitle B or Title I of ERISA, including whether, to the extent applicable, the investment:
•	will satisfy the prudence and diversification standards of ERISA;
•	will be made solely in the interests of the participants and beneficiaries of the Plan;
•	is permissible under the terms of the Plan and its investment policies and other governing instruments; and
•	is for the exclusive purpose of providing benefits to the participants and beneficiaries of the Plan and for defraying the reasonable expenses of administering the Plan.
The fiduciary of a Plan should consider all relevant facts and circumstances, including, as applicable, the limitations imposed on transferability, whether the Notes will provide sufficient liquidity in light of the foreseeable needs of the Plan, that the Notes are unsecured, and the tax consequences of the investment. The fiduciary of a Non-ERISA Arrangement should consider whether an investment in the Notes satisfies its obligations imposed under Similar Laws and whether an investment is consistent with the terms of the governing instruments of the Non-ERISA Arrangement. Neither we, the underwriter or any of our or its affiliates will provide advice in a fiduciary capacity to any Plan with respect to an investment in the Notes.
Prohibited Transactions
Section 406 of ERISA and Section 4975 of the Code may prohibit certain transactions involving the assets of a Plan and those persons who have specified relationships with the Plan, called “parties in interest” under ERISA and “disqualified persons” under Section 4975 of the Code (collectively, “parties in interest”). Parties in interest who engage in a nonexempt prohibited transaction may be subject to excise taxes, and parties in interest and fiduciaries may be subject to other liabilities. In addition, a nonexempt prohibited transaction may be subject to rescission. Similar Law may include prohibitions applicable to Non-ERISA Arrangements that are similar to the prohibited transaction rules contained in ERISA and the Code. A fiduciary considering an investment in the Notes should consider whether the investment, including the holding or disposition of the Notes, may constitute or give rise to such a prohibited transaction for which an exemption is not available.

We, the underwriter and our or the underwriter’s respective current and future affiliates may be parties in interest with respect to many Plans, and the purchase, holding or disposition of the Notes by, on behalf of, or with the assets of, any such Plan could give rise to a prohibited transaction under ERISA or the Code.
A prospective purchaser that is, or is acting on behalf of, or with the assets of, a Plan should consider the applicability of certain exemptive relief available under administrative exemptions issued by the U.S. Department of Labor, which include the following prohibited transaction class exemptions, or PTCEs: (a) the in-house asset manager exemption (PTCE 96-23); (b) the insurance company general account exemption (PTCE 95-60); (c) the bank collective investment fund exemption (PTCE 91-38); (d) the insurance company pooled separate account exemption (PTCE 90-1); and (e) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide limited exemptive relief for the purchase and sale of the Notes, provided that neither we nor certain of our affiliates have or exercise any discretionary authority or control over, or render any investment advice with respect to, the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less than, adequate consideration (as defined in the exemption) in connection with the transaction (the so-called “service provider exemption”). There can be no assurance, however, that any of these or any other administrative or statutory exemptions will be available with respect to any or all otherwise prohibited transactions involving an investment in the Notes with respect to a particular Plan. Purchasers should consult their own legal counsel to determine whether any investment will constitute a prohibited transaction and, if so, whether exemptive relief is available.
Each purchaser or holder of a Note, including each fiduciary who causes an entity to purchase or hold a Note, shall be deemed to have represented and warranted on each day such purchaser or holder holds such Note that either:
•	it is neither a Plan nor a Non-ERISA Arrangement, and it is not purchasing or holding the Note on behalf of, or with the assets of, any Plan or Non-ERISA Arrangement; or
•
its purchase, holding and subsequent disposition of the Note will not constitute or result in (a) a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law, or (b) a breach of fiduciary or other duty or applicable law.

Each purchaser or holder of a Note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Note does not violate ERISA, the Code or any Similar Law. Nothing contained herein shall be construed as legal or investment advice, or a representation that an investment in the Notes would meet any or all of the relevant legal requirements with respect to investments by, or that an investment in the Notes is appropriate or advisable for, Plans or Non-ERISA Arrangements, whether generally or as to any particular Plan or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)
We have entered into an underwriting agreement, dated June 19, 2020, with the subsidiary guarantor and Raymond James & Associates, Inc., with respect to the Notes that we are offering hereby. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the aggregate principal amount of the Notes in this offering.
The underwriting agreement provides that the obligations of the underwriter to purchase the Notes offered hereby is subject to certain conditions precedent such as the receipt by the underwriter of officers’ certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that the underwriter will purchase all of the Notes offered hereby if any of them are purchased.
The following table shows the per Note and total underwriting discounts and commissions we will pay the underwriter:
	Per Note	Total
Public offering price	100%	$14,000,000
Underwriting discounts and commissions	1.5%	$210,000
Proceeds to us, before expenses	98.5%	$13,790,000
Notes sold by the underwriter to the public initially will be offered at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at such price, less a concession not in excess of 0.50% of the principal amount. If all the Notes are not sold at the public offering price, the underwriter may change such offering price and the other selling terms. The offering of the Notes by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.
We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately $27,730. The underwriter has agreed to reimburse us up to $25,000 for all reasonable and documented out-of-pocket expenses in connection with the offering. We estimate that our total expenses of this offering and the prior offering of 5.75% Senior Notes due 2025 that were priced on June 16, 2020, excluding underwriting discounts, will be approximately $575,230. Our estimate of total expenses of this offering and the prior offering of 5.75% Senior Notes due 2025 that were priced on June 16, 2020 includes the underwriter’s agreement to reimburse us up to $25,000 and our agreement to reimburse the underwriter for certain of its fees and expenses, up to a maximum of $150,000. In accordance with FINRA Rule 5110, these reimbursed expenses are deemed underwriting compensation for this offering.
Indemnity
We and the subsidiary guarantor have agreed, jointly and severally, to indemnify the underwriter and persons who control the underwriter against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.
Market Making, Stabilization and Other Transactions
There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. The underwriter has advised us that it intends to make a market in the Notes. However, the underwriter is not obligated to do so and may discontinue any market-making in the Notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the credit ratings for the Notes, our operating performance and financial condition, general economic conditions and other factors.
In connection with this offering of the Notes, the underwriter may engage in overallotment and stabilizing transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes.

Stabilizing transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing transactions, it may discontinue them at any time.
Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Prospectus Delivery
A prospectus supplement in electronic format may be made available by e-mail or on the websites maintained by the underwriter. In connection with this offering, the underwriter or certain securities dealers may distribute prospectuses electronically. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate the Notes for sale to online brokerage account holders. Any such allocation of online distributions will be made by the underwriter on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these websites and any other information contained on a website maintained by the underwriter is not part of this prospectus supplement, has not been approved and/or endorsed by the underwriter or us and should not be relied upon by investors.
Other Relationships
The underwriter and its respective affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financial services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses.
Conflicts of Interest
Amerant Investments, the Bank’s securities broker-dealer subsidiary, will participate in the offering as a dealer with a concession from the public offering price of 50 basis points. Therefore, Amerant Investments is deemed to have a “conflict of interest” under FINRA Rule 5121 and, accordingly, the offering of the notes will comply with the applicable requirements of FINRA Rule 5121.
Pursuant to FINRA Rule 5121, a qualified independent underwriter is not required in connection with this offering because the Notes to be offered are rated in one of the four highest generic rating categories by one of the nationally recognized statistical rating organizations. Amerant Investments will not confirm sales of the Notes to any account over which it exercises discretionary authority without the specific written approval of the account holder.
LEGAL MATTERS
Certain legal matters in connection with this offering, including the validity of the Notes and the related guarantee offered hereby, will be passed upon for us by Akerman LLP, New York, New York. Certain other legal matters in connection with this offering will be passed upon for the underwriter by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PRELIMINARY PROSPECTUS

Amerant Bancorp Inc.

$300,000,000

Debt Securities

Guarantees of Debt Securities

Preferred Stock

Common Stock

Warrants

Depositary Shares

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

Units
By this prospectus, we may offer from time to time up to $300,000,000 of any combination of the securities described in this prospectus.
We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.
We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.
You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus.
Our Class A common stock and our Class B common stock are listed on the Nasdaq Global Select Market under the trading symbols “AMTB” and “AMTBB,” respectively. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.
We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we are subject to reduced public company reporting requirements.
Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.
These securities are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 15, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may sell the securities described in the prospectus from time to time.
This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement made in this prospectus will be modified or superseded by any inconsistent statement made in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Amerant Bancorp Inc., or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Amerant Bancorp Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
The prospectus contained herein relates to all of the following: the initial offering of debt securities, guarantees of debt securities, preferred stock, common stock, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units and units issuable by Amerant Bancorp Inc. and the offering of such securities by the holders thereof.
This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.
You should assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of the date of the applicable document or other date referred to in that document. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us” or the “Company” refer to Amerant Bancorp Inc. and its consolidated subsidiaries.

EMERGING GROWTH COMPANY STATUS
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, the trading market for our securities may be reduced, and the prices of our securities may be traded at lower prices and experience greater volatility.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period, for as long as it is available.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act and (b) in which we have total annual gross revenue of at least $1.07 billion, (2) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning provided in the JOBS Act.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, prospectus and other information with the SEC. The SEC maintains a website that contains our reports, proxy and other information regarding us at http://www.sec.gov . Our SEC filings are also available free of charge at our website (investor.amerantbank.com). The information on our website is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE
The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 16, 2020;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 8, 2020;
•	our Current Reports on Form 8-K filed on February 24, 2020, March 4, 2020, March 20, 2020 (Form 8-K/A), March 20, 2020, May 18, 2020 and June 5, 2020;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A, filed on April 24, 2020, as amended and supplemented by the Definitive Additional Materials on Schedule 14A, filed on May 22, 2020; and

•	the description of our common stock set forth in our Registration Statement on Form 10 filed on June 15, 2018, as amended on June 29, 2018, July 13, 2018 and August 2, 2018.
We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. In addition, all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:
Amerant Bancorp Inc.
Attention: Investor Relations
220 Alhambra Circle
Coral Gables, Florida 33134
(305) 460-8728

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. These forward-looking statements are based on the historical performance of the Company or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations so contemplated will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risk factors described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, our Form 10-Q for the quarter ended March 31, 2020 and any updates to those risk factors or new risk factors contained in our subsequent annual reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which are incorporated by reference herein. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE COMPANY
Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida, with $8.1 billion in assets, $5.7 billion in loans held for investment, $5.8 billion in deposits, $841.1 million of shareholders’ equity, and $1.6 billion in assets under management and custody as of March 31, 2020. We provide individuals and businesses a comprehensive array of deposit, credit, investment, wealth management, retail banking and fiduciary services. We serve customers in our United States markets and select international customers. These services are offered through Amerant Bank, N.A. (the “Bank”), which is also headquartered in Coral Gables, Florida, and its subsidiaries. The Company owns the Bank through our wholly-owned intermediate holding company, Amerant Florida Bancorp Inc. Fiduciary, investment and wealth management services are provided by the Bank’s national trust company subsidiary, Amerant Trust, N.A., the Bank’s securities broker-dealer subsidiary, Amerant Investments, Inc., and the Bank’s Grand Cayman based trust company subsidiary, Elant Bank & Trust Ltd..
We serve our market areas from our headquarters in Coral Gables, Florida, and through a network of 19 banking locations in South Florida and eight banking locations in the greater Houston, Texas area. We also maintain a loan production office in New York, New York that focuses on originating commercial real estate loans, and a loan production office in Dallas, Texas that originates all types of commercial loans.
We have adopted and continue to implement our strategic plan to simplify our business model and focus our activities as a community bank serving our domestic customers and select foreign depositors and wealth management and fiduciary customers. Our plan includes a focus on profitable growth, cross selling to gain a larger share of our respective customers' business, increasing domestic core deposits and retaining international deposits, expanding and improving the capabilities of our online bank, loan growth in our local markets, changes in loan mix to higher margin loans, increasing our non-interest fee income, building-up our scalable wealth management business, upgrading our customer experience, improving our processes, increasing the use of digital tools and achieving operating efficiencies and cost reductions.
Corporate Information
Our principal executive offices are located at 220 Alhambra Circle, Coral Gables, Florida 33134. Our telephone number is (305) 460-4038. Our website is www.amerantbank.com. Information on, or accessible through, our website is not part of this prospectus.
RISK FACTORS
For a discussion of risk factors affecting Amerant Bancorp Inc. and its business, see the Risk Factors section in our latest Annual Report on Form 10-K filed with the SEC and any updates to those risk factors or new risk factors contained in our subsequent annual reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.
Additional risks specific to a particular offering will be detailed in the applicable prospectus supplements.
USE OF PROCEEDS
Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES
We have summarized below general terms and conditions of the debt securities that we will offer and sell pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. The terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement.
We will issue the debt securities in one or more series under an indenture between us and The Bank of New York Mellon, as trustee. The following summary of provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including, but not limited to, definitions therein of certain terms. This summary may not contain all of the information that you may find useful. The terms and conditions of the debt securities of each series will be set forth in those debt securities and in the indenture and in the applicable prospectus supplement. For a comprehensive description of any series of debt securities being offered to you pursuant to this prospectus, you should read both this prospectus and the applicable prospectus supplement.
The form of indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. A form of each debt security, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering and will be incorporated by reference in the registration statement of which this prospectus forms a part. You may obtain a copy of the indenture and any form of debt security that has been filed with the SEC in the manner described under “Where You Can Find More Information.”
For information on our debt outstanding, see our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Also, see “Where You Can Find More Information.”
Capitalized terms used and not defined in this summary have the meanings specified in the indenture. For purposes of this section of this prospectus, references to “we,” “us” and “our” refer to Amerant Bancorp Inc. and Amerant Florida Bancorp Inc., excluding the other subsidiaries of Amerant Bancorp Inc., unless expressly stated or the context otherwise requires. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of a series of debt securities.
General
We may offer the debt securities from time to time in as many distinct series as we may determine. The indenture will not limit the amount of debt securities that we may issue. Unless otherwise specified in a prospectus supplement for a series of debt securities, we may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price, the issue date and the first interest payment date, if applicable) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.
The debt securities of each series will be issued in fully registered form without interest coupons. Debt securities denominated in U.S. dollars will be issued in denominations of $1,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.
Unless otherwise specified in the applicable prospectus supplement, we will repay the debt securities of each series at 100% of their principal amount, together with any premium and accrued and unpaid interest thereon at maturity, except if those debt securities have been previously redeemed or purchased and cancelled.
Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will not be listed on any securities exchange.

Provisions of Indenture
The indenture will provide that debt securities may be issued under it from time to time in one or more series. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the following terms and conditions of that series of debt securities:
•	the title of the series;
•
any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of that series);

•
whether any of the debt securities of the series will be issuable in whole or in part in temporary or permanent global form or in the form of book-entry securities and, in such case, the identity of the depositary for the series;

•	the date or dates on which the principal of the debt securities of the series is payable;
•
whether Amerant Florida Bancorp Inc. will be a co-issuer of the debt securities in which case such debt securities will be guaranteed by Amerant Bancorp Inc. and will be non-convertible debt securities;

•
whether the debt securities will be guaranteed by Amerant Florida Bancorp Inc. in the case of non-convertible debt securities issued by Amerant Bancorp Inc. or will be guaranteed by Amerant Bancorp Inc. in the case of non-convertible debt securities issued by it and Amerant Florida Bancorp Inc., the ranking of any such guarantee, the terms of such subordination, if applicable, of any such guarantee and the form of any such guarantee (subject to such guarantee being a full and unconditional guarantee);

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest or the manner of calculation of such rate or rates, if any;
•
the date or dates from which interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record date for the determination of holders to whom interest is payable on any such interest payment dates or the manner of determination of such record dates;

•	the place or places where payments with respect to the debt securities of the series will be payable;
•	the right, if any, to defer or extend payment of interest on the debt securities and the maximum length of any deferral or extension period;
•	the dates, if any, on which, the price or prices at which and the terms and conditions upon which, the debt securities of the series may be redeemed, in whole or in part, at our option;
•
our obligation, if any, to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions (including payments made in cash in satisfaction of future sinking fund obligations) or at the option of a holder thereof and the date or dates, if any, on which, the price or prices at which, and the terms and conditions upon which, debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	If other than denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;
•	the currency or currency units in which payment of the principal of and any premium and interest on the debt securities of the series will be payable;
•
whether and under what circumstances we will pay additional amounts on the debt securities of the series held by non-U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	the terms pursuant to which the debt securities of the series are subject to defeasance and satisfaction and discharge;

•	any addition to, or modification or deletion of, any events of default or covenants provided for with respect to the debt securities of the series;
•	the terms and conditions, if any, pursuant to which the debt securities of the series are secured;
•
with respect to any debt securities offered by Amerant Bancorp Inc., whether the debt securities of the series will be convertible into shares of common stock or preferred stock of Amerant Bancorp Inc. and, if so, the terms and conditions upon which such debt securities will be so convertible, including whether conversion is mandatory, at the option of the holder, or at our option, the conversion price, the conversion period and any provisions pursuant to which the number of shares of common stock or our other securities to be received by the holders of such series of debt securities would be subject to adjustment;

•
if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•	any provisions granting special rights to holders when a specified event occurs;
•	any special tax implications of the debt securities of the series, including provisions for original issue discount securities, if offered;
•	the form of the debt securities of the series, including the form of the certificate of authentication for such series;
•	any subordination terms of the debt securities of the series; and
•
any and all other terms with respect to such series, including any terms which may be required by or advisable under U.S. laws or regulations or advisable in connection with the marketing of debt securities of that series.

Interest and Interest Rates
In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise described below and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in such prospectus supplement.
As used in the indenture, the term “business day” will mean, with respect to debt securities of a series, unless otherwise specified in the applicable prospectus supplement, any day other than a day on which Federal or State banking institutions in the City of New York or place of payment, are authorized or obligated by law, executive order or regulation to close.
If any interest payment date, redemption date, repurchase date or stated maturity of a debt security, or any date on which a holder has the right to convert such debt security, falls on a date that is not a business day, then payment of principal and premium, if any, or interest, or the redemption price or conversion of such debt security, will be made on the next succeeding business day at such place of payment with the same force and effect as if made on the interest payment date, redemption date or repurchase date, or at the stated maturity, or on such conversion date. In the case, however, of debt securities bearing interest at a floating rate based on the London Interbank Offered Rate (“LIBOR”), if the interest payment date (other than the redemption date, repurchase date or stated maturity) falls on a date that is not a business day and the following business day falls in the next succeeding calendar month, then the interest payment date for such debt securities shall be the business day immediately preceding the scheduled interest payment date. No interest shall accrue for the period from and after any such interest payment date, redemption date, repurchase date, stated maturity or conversion date, as the case may be, to the date of such payment unless, as provided in the indenture, we default in the payment on that date.

Optional Redemption
If specified in the applicable prospectus supplement, we may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected in accordance with the procedures of the depositary. If we shall so direct, debt securities registered in our name or the name of any of our affiliates or subsidiaries shall not be included in the debt securities for redemption. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.
Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption (or within such period as otherwise specified as contemplated by the indenture for debt securities of a series). This notice will identify the debt securities to be redeemed and will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities are to be surrendered for payment of the redemption price; and, if applicable, the CUSIP number of the debt securities to be redeemed.
By no later than the time specified in the applicable prospectus supplement, on the redemption date we will deposit or cause to be deposited with the trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date unless, as provided in the indenture, we default in the payment on that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date. If the redemption date is after a regular record date and on or prior to the applicable interest payment date, the accrued and unpaid interest shall be payable to the holder of the redeemed securities registered on the relevant regular record date.
Any debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that holder surrenders.
Early Repayment
If specified in the applicable prospectus supplement, the debt securities may give you the right to cause us to repurchase them prior to their stated maturity date, in whole or from time to time in part, as specified in the
Certificated Notes
If the applicable prospectus supplement indicates that the debt securities are to be issued in certificated form, those certificated notes may not be exchanged into book-entry form.
Events of Default
“Event of Default” with respect to a series of debt securities means any one of the following:
(1)	failure to pay any interest on any debt securities of any such series within 30 days after the same becomes due and payable;
(2)	failure to pay the principal of or premium, if any, or any payment required by sinking or analogous fund, on any debt securities of any such series when it becomes due and payable;

(3)
failure to perform or breach, of any of our covenants or agreements in the debt securities, or in their indenture (other than a covenant or agreements relating solely to another series of notes) for 60 days after written notice of failure, either from the trustee or from holders of at least 25% of the principal amount outstanding of notes in the series;

(4)	certain events of bankruptcy, insolvency or reorganization of Amerant Bancorp Inc.; and
(5)	any other event of default specified with respect to notes of such series.
An Event of Default for a particular series of notes does not necessarily constitute an Event of Default for any other series of notes issued under the indenture.
Remedies
If an Event of Default shall have occurred and be continuing (other than an “event of default” specified in clause (4) above), then either the trustee or the holders of at least 25% in principal amount of the affected series may require us to repay the entire principal amount of that series, including any premium and any interest immediately.
If an Event of Default shall have occurred and be continuing as specified in clause (4) above, all unpaid principal of, any premium and any accrued interest, on the affected series will become automatically due and payable immediately, without any declaration or other act on the part of the trustee or any holder.
If an Event of Default shall have occurred and be continuing, the holders of a majority in principal amount of the affected series will have the right to direct the time, method and place of conducting proceedings for any remedy, or the exercising of any power, available to the trustee. No such direction may be in conflict with any rule of law or with the indenture or be unduly prejudicial to the rights of holders such affected series not consenting, and must not involve the trustee in personal liability in circumstances where indemnity, in the trustee’s sole discretion, would not be adequate. The trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity satisfactory to it. The trustee may take any other action it deems proper that is not inconsistent with such direction.
The right of a holder to institute a proceeding is subject to certain conditions precedent, but each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due.
We will be required to furnish annually to the trustee a statement as to our performance of certain obligations under the indenture and as to any default in such performance.
Covenants
In addition to covenants specified in the indenture, the debt securities of any series will benefit from any covenants specified in the prospectus supplement for such series. Covenants for a particular series of debt securities do not necessarily benefit any other series of debt securities issued under the indenture.
Modification of Indenture
We may, without the consent of any holders, at any time and from time to time, enter into one or more supplemental indentures with the trustee for any of the following purposes:
•	to cure any ambiguity, omission, defect or inconsistency in the indenture or in the debt securities of any series;
•	to evidence succession and the assumption by the successor of our covenants in the indenture and the debt securities;
•	to provide for debt securities of any series in bearer form, or uncertificated debt securities in addition to or in place of certificated debt securities;
•
to add guarantees by Amerant Bancorp Inc. or Amerant Florida Bancorp Inc. or to release guarantees by Amerant Florida Bancorp Inc. (guarantees by Amerant Bancorp Inc. may not be released) in accordance with customary conditions of release consistent with the requirements of Rule 3-10 of Regulation S-X, including the subsidiary is sold or sells all of its assets, the subsidiary is declared

“unrestricted” for covenant purposes, the subsidiary’s guarantee of other indebtedness is terminated or released, the requirement for legal defeasance or covenant defeasance or to discharge the indenture has been satisfied, or the rating on the parent’s debt securities is changed to investment grade (collectively, the ‘‘customary conditions of release”) consistent with the terms of the applicable series of the applicable debt securities as set forth in a supplemental indenture or to secure a series of debt securities;
•	to add to the covenants binding us for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us under the indenture;
•
to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, as provided in the indenture;

•
to make any change that does not adversely affect the rights of any holder of debt securities in any material respect, provided that any amendment to conform to the terms of any debt securities of a series to its description contained in the final offering document shall not be deemed to be adverse to any holder;

•
to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided in the indenture, to establish the form of any certifications required to be furnished under the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•
to comply with any requirements of the SEC in connection with registration of the debt securities under the Securities Act, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or to comply with the Trust Indenture Act; or

•	to secure any series of debt securities.
Except as described above, the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by such supplemental indenture or indentures is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the current indenture, pursuant to a new indenture or supplemental indenture or modifying in any manner matters not covered by the immediately preceding paragraph.
In no case will we, without consent of each affected holder of debt securities, do any of the following:
•
change the maturity date of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of any debt security issued with original issue discount or any other debt security payable upon acceleration of maturity;
•	change the currency in which any debt security or any premium or interest is payable;
•
impair the right to receive payment of principal of and interest on any debt security (whether upon redemption, repurchase, maturity, or otherwise) or payment or delivery of any amounts due upon conversion of debt securities of any series that are convertible into shares of common stock or other securities on or after the due dates or to institute suit for the enforcement of any payment on or with respect to any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security;
•	if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the debt securities;
•
reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with any provision of the indenture;

•	reduce the requirements contained in the indenture for a quorum for a meeting or for voting;
•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture;
•
in the case any series of debt securities is subordinated to other indebtedness of ours pursuant to a supplemental indenture, modify the subordination provisions in such supplemental indenture in a manner adverse to the holders of the debt securities; or

•	or modify the indenture modification provisions set forth in the indenture.
A supplemental indenture that changes or eliminates any covenant or other provision of the indenture solely for the benefit of one or more particular series shall not affect the rights of any other note holders.
Global Securities
Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.
Governing Law
The indentures and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES
Amerant Bancorp Inc. and Amerant Florida Bancorp Inc. may issue full and unconditional guarantees of debt securities that we offer in any prospectus supplement. Any guarantee of debt securities issued by Amerant Bancorp Inc. with respect to debt securities co-issued by Amerant Bancorp Inc. and Amerant Florida Bancorp Inc. will relate to non-convertible debt securities. Any guarantee of debt securities issued by Amerant Florida Bancorp Inc. will relate to non-convertible debt securities. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, which may include, without limitation, one or more of the following:
•	the series of debt securities to which the guarantees apply;
•	whether the guarantees are senior or subordinate to other guarantees or debt;
•
the terms under which the guarantees may be amended, modified, waived, released (only a guarantee of debt securities by Amerant Florida Bancorp Inc. may be released) or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; provided, however that any release of guarantees by Amerant Florida Bancorp Inc. will be in accordance with the customary conditions of release consistent with the requirements of Rule 3-10 of Regulation S-X and specified in the applicable supplemental indenture; and

•	any additional terms of the guarantees.

DESCRIPTION OF COMMON STOCK
The following description includes summaries of the material terms of our amended and restated articles of incorporation, our amended and restated by-laws and the applicable provisions of the Florida Business Corporation Act (the “FBCA”). For more information on how you can obtain our amended and restated articles of incorporation and our amended and restated by-laws, see “Where You Can Find More Information.” We urge you to read our amended and restated articles of incorporation and our amended and restated by-laws in their entirety.
Authorized Capital Stock
Our authorized capital stock consists of 400 million shares of Class A common stock, 100 million shares of Class B common stock and 50 million shares of Preferred Stock. Our Class A common stock and Class B common stock are registered under the Exchange Act.
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of our Class A common stock are entitled to share ratably upon liquidation of the Company, and in dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available therefor.
As of May 29, 2020, 28,879,575 shares of our Class A common stock are outstanding and there are approximately 1,348 holders of record of our Class A common stock.
Class B Common Stock
Holders of shares of our Class B common stock have no voting rights, except as mandated by Florida law, and separately as a voting group as to amendments or changes to our amended and restated articles of incorporation that would significantly and adversely affect the rights of Class B common stock, or upon a reorganization event, such as a merger, where the Class B common stock does not remain outstanding or the rights and powers of the Class B common stock are changed materially and adversely. If and when we ask our shareholders to approve our recommendation of independent certified accountants for a given fiscal year, holders of shares of our Class B common stock will be entitled to one-tenth of a vote for each share, voting together with the holders of the Class A common stock on the matter. Shares of Class B common stock otherwise have the same rights and entitlements as the Class A common stock, including the right to share ratably upon liquidation of the Company, and in dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available therefor, except that shares of Class B common stock are not entitled to receive dividends in the form of shares of Class A common stock. Shares of Class B common stock are not convertible into Shares of Class A common stock.
As of May 29, 2020, 13,286,137 shares of our Class B common stock are outstanding and there are approximately 1,380 holders of record of our Class B common stock.
Preferred Stock
Our board of directors has the authority to fix the price, dividend rates, rights, preferences, privileges and restrictions, including voting rights, of one or more series of our preferred stock, from time to time, without any further vote or action by our shareholders. There are currently no shares of our preferred stock outstanding.
Anti-Takeover Effects of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, Florida Law and U.S. Banking Laws
Some provisions of our amended and restated articles of incorporation and amended and restated bylaws, as well as certain provisions of Florida law and U.S. banking laws, could make the following more difficult:
•	acquisition of us by means of a tender offer;
•	acquisition of us by means of a proxy contest or otherwise; or
•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and takeover bids that are not in the best interest of our shareholders. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.
Articles of Incorporation and Bylaws
Our amended and restated articles of incorporation and amended and restated bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.
Authorized but Unissued Shares of Common Stock. As of May 29, 2020, we have approximately 371,120,425 shares of Class A common stock and 86,713,863 shares of Class B common stock authorized but unissued, and available for future issuance without additional shareholder approval, except as otherwise restricted by the rules of the Nasdaq Stock Market, Florida law, or federal banking laws. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.
Undesignated Preferred Stock. Our amended and restated articles of incorporation authorize 50 million shares of preferred stock, which our board has the authority, without any further vote or action by our shareholders, to issue from time to time, in one or more series of preferred stock, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid, or the shares may contain terms, such as “poison pill” rights, that a potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the Company Shares at a premium over the market price of the Company Shares, and may adversely affect the market price of, and the voting and other rights of the holders of, the Company Shares.
Size of Board and Vacancies. Our amended and restated articles of incorporation provide that the number of directors on our board will be fixed exclusively by our board. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our board resulting from death, resignation, retirement, disqualification, removal from office or other causes will be filled solely by the vote of our remaining directors in office.
Shareholder Meetings. Under our amended and restated articles of incorporation, a special meeting of shareholders may only be called by our board, the chairman, CEO, or president, or by the holders of not less than 25% of all the votes entitled to be cast on any issue proposed. In addition, our shareholders are prohibited from taking action by written consent.
Advance Notice Requirements. Our amended and restated bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors before an annual meeting of our shareholders, or to bring other business before an annual or special meeting of our shareholders. The amended and restated bylaws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, a meeting must deliver to our corporate secretary a written notice of the shareholder’s intention to do so. These provisions make it more procedurally difficult for a shareholder to place a proposal or nomination on the meeting agenda, and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or seek a shareholder vote with respect to other matters that are not supported by management. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Florida Law and Federal Banking Laws
The Florida Business Corporation Act contains a control-share acquisition statute that provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person.
The Florida Business Corporation Act also provides that an “affiliated transaction” between a Florida corporation with an “interested shareholder,” as those terms are defined in the statute, generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding voting shares, other than the shares beneficially owned by the interested shareholder. The Florida Business Corporation Act defines an “interested shareholder” as any person who is the beneficial owner of 10% or more of the outstanding voting shares of the corporation.
Furthermore, the Bank Holding Company Act and Change in Bank Control Act banking laws impose notice, application and approvals and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of bank holding companies. These laws could delay or prevent an acquisition.
Annual Meeting of Shareholders
Our amended and restated bylaws provide that an annual meeting of shareholders will be held each year on a date fixed by resolution of our board.
In order for a shareholder to bring, pursuant to our amended and restated bylaws, nominations or other proposals before the 2021 annual shareholders meeting, the shareholder must comply with the requirements for shareholder proposals set forth in our amended and restated bylaws and described in a proxy statement that we will prepare and distribute relating to such meeting.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and Computershare, Inc. is the registrar for all Company Shares.
Stock Exchange Listing
Our Class A common stock and our Class B common stock are listed on the Nasdaq Global Select Market under the trading symbols “AMTB” and “AMTBB,” respectively.

DESCRIPTION OF PREFERRED STOCK
Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:
•	restricting dividends with respect to our common stock;
•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;
•	impairing the liquidation rights of our common stock; or
•	delaying or preventing a change of control of us.
Our amended and restated articles of incorporation authorizes us to issue up to 50,000,000 shares of preferred stock, $0.10 par value per share. As of the date of this prospectus, no shares of our preferred stock were issued and outstanding. The prospectus supplement relating to a series of preferred stock we offer will include specific terms of such series. These terms will include some or all of the following:
•	the title and stated value of the preferred stock;
•	the aggregate number of shares of preferred stock offered;
•	the offering price or prices of the preferred stock;
•	the dividend rate or rates or method of calculation, the dividend period, and the dates dividends will be payable;
•	whether dividends are cumulative or noncumulative, and, if cumulative, the date the dividends will begin to cumulate;
•	the dividend and liquidation preference rights of the preferred stock relative to any existing or future series of our preferred stock;
•	the dates the preferred stock become subject to redemption at our option, and any redemption terms;
•	any redemption or sinking fund provisions, including any restriction on the repurchase or redemption of the preferred stock while there is an arrearage in the payment of dividends;
•	whether the preferred stock will be issued in other than book-entry form;
•	whether the preferred stock will be listed on any securities exchange;
•	any rights on the part of the stockholder or us to convert the preferred stock into shares of our common stock or any other security; and
•	any additional voting, liquidation, preemptive, and other rights, preferences, privileges, limitations, and restrictions.
The description in the applicable prospectus supplement of any series of preferred stock that we may offer will not necessarily be complete and will be qualified in its entirety by reference to our amended and restated articles of incorporation and the respective certificates of designations for each series of our preferred stock, which will be filed with the SEC.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase preferred stock, common stock or depositary shares. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. Any warrants we issue will be under one or more warrant agreements between us and a warrant agent named in the applicable prospectus supplement.
The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms may include:
•	the title of the warrants;
•	the aggregate number of warrants offered;
•	the designation, number and terms of the preferred stock, common stock or depositary shares purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;
•	the exercise price of the warrants;
•	the dates or periods during which the warrants are exercisable;
•	the designation and terms of any securities with which the warrants are issued;
•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;
•	if the exercise price is not payable in United States dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;
•	any minimum or maximum amount of warrants that may be exercised at any one time;
•	any terms relating to the modification of the warrants;
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and
•	any other specific terms of the warrants.
The description in the applicable prospectus supplement of any warrants that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF DEPOSITARY SHARES
We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a particular series of preferred stock. If we issue depositary shares, the applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement, which may supersede any general terms outlined in this section.
We will deposit shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, that we will select as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.
The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.
Dividends and Other Distributions
The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.
The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.
Redemption of Preferred Stock
If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.
Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.
Withdrawal of Preferred Stock
Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock.
Holders of such whole shares of preferred stock, however, will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock
Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.
We will agree to take all reasonable action requested by the preferred stock depositary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement automatically terminates if:
•	all outstanding depositary shares have been redeemed;
•	each share of preferred stock has been converted into or exchanged for common stock; or
•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.
The deposit agreement may be terminated by us at any time and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.
Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges
No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than us, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.
Resignation and Removal of Depositary
The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
The preferred stock depositary will forward all reports and communications from us that are delivered to the preferred stock depositary and that we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if the preferred stock depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder. Neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
The description in the applicable prospectus supplement of any depositary shares that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable deposit agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue rights to purchase preferred stock, common stock, depositary shares or warrants. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, which may include:
•	the price, if any, per right;
•	the exercise price payable for preferred stock, common stock, depositary shares or warrants upon the exercise of the rights;
•	the number of rights issued or to be issued to each stockholder;
•	the number and terms of preferred stock, common stock, depositary shares or warrants which may be purchased per right;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;
•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.
The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS
We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock, preferred stock, depositary shares or warrants at a future date or dates. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and any combination of shares of our common stock, preferred stock, depositary shares or warrants. The stock purchase units may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase units also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units or vice versa, and those payments may be unsecured or pre-funded on some basis.
The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC.
DESCRIPTION OF UNITS
We may issue units consisting of one or more of our preferred stock, common stock, warrants, depositary shares, subscription rights, stock purchase contracts and stock purchase units.
The prospectus supplement relating to a particular issue of units will describe the terms of such units, including the following:
•
the terms of the units and of any of our preferred stock, common stock, warrants, depositary shares, subscription rights, stock purchase contracts and stock purchase units comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and
•	if applicable, a discussion of any material United States federal income tax considerations.

GLOBAL SECURITIES
Book-Entry, Delivery and Form
Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:
•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.
Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.
DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.
As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:
•
DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or
•	an Event of Default has occurred and is continuing with respect to such series of securities, we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.
Euroclear and Clearstream
If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.
Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.
Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.
Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION
We may offer the securities to or through underwriters or dealers, by ourselves directly, through agents, or through a combination of any of these methods of sale. The details of any such offering will be set forth in any prospectus supplement relating to the offering.
We may sell any series of debt securities, guarantees of debt securities, preferred stock, common stock, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units and units being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.
Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.
We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.
We may authorize underwriters, dealers or other persons acting as agents for us to solicit offers by certain institutions to purchase securities from us, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.
We may authorize underwriters, dealers or other persons acting as agents for us to make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through The NASDAQ Global Select Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.
In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.
The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.
LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, Akerman LLP, Miami, Florida, will provide opinions regarding the authorization and, if applicable, validity of the securities. Akerman LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.
EXPERTS
The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$14,000,000
5.75% Senior Notes due 2025
PROSPECTUS SUPPLEMENT
Sole Book-Running Manager
Raymond James
June 19, 2020